As filed with the Securities and Exchange Commission on February 12, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORNERSTONE PHARMACEUTICALS, INC.
(Name of small business issuer in its charter)

New York	2834	60-0000731
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)

Cornerstone Pharmaceuticals, Inc.
One Duncan Drive
Cranbury, NJ 08512

(609) 409-7050
(609) 409-6035(fax)
(Address and telephone number of principal executive offices and principal place of business)

Robert G.L. Shorr, Ph.D. CEO
Cornerstone Pharmaceuticals, Inc.

One Duncan Drive
Cranbury, NJ 08512
(609) 409-7050
(609) 409-6035(fax)

(Name, address and telephone number of agent for service)
Copies to:
Marc Ross Esq.

Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas,
New York, New York 10018
(212) 930-9700
(212) 930-9725 (Fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

i

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐ ________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed Maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $.001 par value per share	6,454,642	$1.75	$11,295,624	$1,209
Common Stock, $.001 par value per share	4,785,238(2)	$1.75	$8,374,167	$896
Total				$2,105

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (a) promulgated under the Securities Act of 1933, as amended. The Proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

(2) Represents 4,785,238 shares of common stock issuable upon the exercise of warrants and options at an average exercise price of $1.25 per share

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED February 12, 2007

CORNERSTONE PHARMACEUTICALS, INC.
11,239,880 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to11,239,880 shares of our common stock including 4,785,238 shares exercisable upon exercise of outstanding warrants and options.

As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop.

We will not receive any proceeds from the sale by selling stockholders of their shares of our common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $434,105.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
SEE "RISK FACTORS" BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February  , 2007.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. Because there is no trading market in our common stock as of the date of this prospectus, it is estimated that the selling stockholders will sell shares at prices ranging from $1.25 to $1.75 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

TABLE OF CONTENTS

Prospectus Summary	5
Risks Related To Our Business And Industry	8
Cautionary Note Regarding Forward-Looking Statements	18
Use Of Proceeds	19
Market For Common Equity And Related Stockholder Matters	19
Management's Discussion And Analysis Of Operation	20
Description Of Business	25
Description Of Property	37
Legal Proceedings	37
Management	37
Executive Compensation	42
Certain Relationships And Related Transactions	47
Security Ownership Of Certain Beneficial Owners And Management	48
Description Of Securities	51
Commission's Position On Indemnification For Securities Act Liabilities	53
Plan Of Distribution	54
Selling Stockholders	57
Legal Matters	61
Dividend Policy	61
Experts	61
Available Information	61
Index to Financial Statements

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

OVERVIEW

We are a pharmaceutical company focused on the discovery, development and commercialization of innovative drugs to treat cancer. We have two product platforms, each of which has produced product candidates that we believe will provide substantial improvements over current therapies. Our first product, EmPAC, is based upon our proprietary Emulsiphan technology platform. We believe that EmPAC is an improved formulation of paclitaxel that offers the potential for accelerated US regulatory approval under the Federal Food and Drug Administration (“FDA”) 505(b)(2) pathway (See section “Government Regulation and Product Approval”). We expect to file an Investigational New Drug Application (“IND”) for EmPAC with the FDA in the second half of 2007 and to initiate clinical trials thereafter. Our second product is the first product from a novel class of chemical entities we call Altered Energy Metabolism Directed (“AEMD”) compounds. Our lead AEMD candidate, CPI-613, is expected to enter clinical trials in the second half of 2007. Strategically, we are following a balanced risk strategy of advancing quickly towards the market with an improved reformulated version of a known and approved drug, EmPAC, while following with the development of our novel AEMD compounds.

Our Platforms

Emulsiphan

Our Emulsiphan platform is a nanoemulsion drug delivery system that we believe can enhance the delivery of drugs contained within the nanoemulsion into cancer cells. We believe the chemical components which comprise our Emulsiphan nanoemulsion technology may increase the efficiency of anticancer drugs without increasing their side effects. EmPAC is an Emulsiphan formulation of the popular chemotherapeutic agent, paclitaxel. We intend to file an application under regulation 505(b)(2) of the Federal Food, Drug and Cosmetics Act for the approval of EmPAC for all currently FDA approved indications (lung, breast, and ovarian) for paclitaxel. It is anticipated that this filing will be based upon a successful single clinical trial that we estimate will commence in the second half of 2007. The trial will be designed to demonstrate bioequivalence as defined by the FDA of EmPAC to Taxol™, an approved paclitaxel formulation. The worldwide sales of paclitaxel exceeded $1 billion in 2004 based on data from IMS Health. The worldwide market for taxanes, the class of drugs that includes the active ingredient in the EmPAC product, exceeded $3 billion in 2005, using the same data.

AEMD

We believe that our novel class of AEMD compounds exploits the anaerobic energy metabolism pathway characteristic of cancer cells. Cancer cells exhibit an aberrant energy metabolism that makes them distinct from healthy cells. Our AEMD compounds are thought to exploit this energy metabolic difference between normal and tumor cells by targeting a modification that occurs in a mitochondrial enzyme, specifically pyruvate dehydrogenase. Our lead candidate from the AEMD platform is CPI-613 which is expected to enter clinical trials in the second half of 2007.

Our goal is to develop innovative therapies for cancer treatment. Our near term goal is to leverage our Emulsiphan delivery technology for use with chemotherapeutic agents to make cancer drugs more tolerable with less side effects and potentially greater efficacy. Longer term, we intend to continue to develop AEMD compounds in a number of cancer indications. We believe our products offer the potential to significantly advance the treatment of cancer.

Our Strategy

We are focused on discovering, developing and commercializing novel and small molecule therapeutics and nanoemulsions for oncology. The key elements of our business strategy are:

• maximize the value of our pipeline of product candidates through internal development and strategic collaborations; and

• expand our portfolio of product candidates through our internal drug discovery engine and in-licensing.

Risks Related to Our Business

We are a preclinical-stage pharmaceutical company subject to a number of risks that you should be aware of before you decide to buy our common stock. In particular, all of our product candidates are preclinical or shortly entering clinical trials, and we have not received regulatory approval for any product candidates. It is possible that we may never successfully commercialize any of our product candidates. We have yet to produce any revenues from our product candidates in development. We have historically earned revenue from the performance of certain research related activities under grant and service agreements which, at the time of the provision of such services, were considered part of our planned principal operations. As of September 30, 2006, we had an accumulated deficit of $11.7 million, and we expect to continue to incur substantial losses for the foreseeable future. These risks are discussed more fully in "Risk Factors."

Our Corporate Information

We were formed in May of 1999 as Cornerstone Ventures, LLC. In March 2002, Cornerstone Ventures, LLC merged into Cornerstone Pharmaceuticals, Inc. which was incorporated on November 21, 2001 in New York. Our offices and laboratory facilities are located in Cranbury, NJ and we have additional laboratory space at the Long Island High Technology Incubator in Stony Brook, NY. We have 13 full time employees. Our telephone number is (609) 409-7050. Our website addresses is www.Cornerstonepharma.com. Information contained on, or that can be accessed through, our website is not part of the prospectus.

References in this prospectus to "we," "us," "our," "our company" or "Cornerstone" refer to Cornerstone Pharmaceuticals, Inc.

The Offering

This offering information is as of January 31, 2007.

Common Stock Offered by Selling Stockholders (3)	Up to 11,239,880 shares of our common stock of which 4,785,238 are issuable upon the exercise of warrants and options.
Common Stock Outstanding	21,980,882 (1)
Common Stock to be outstanding after the exercise of warrants and options	26,766,120 (2)
Use of Proceeds
We will not receive any proceeds from the sale of common stock in this offering. However, we will receive up to $5,992,741 from the sale of common stock issued upon the exercise of warrants and options to purchase 4,785,238 shares of our common stock. There cannot be any assurance that any of these warrants and options will be exercised. We expect to use the proceeds, if any are received, for working capital and general corporate purposes.

(1)
The number of shares of common stock outstanding is based on the number of shares outstanding of 21,980,882 as of January 31, 2007 and assumes the conversion of 3,057,500 shares of the Series A Convertible Preferred into common stock upon the effective date of the registration statement that this prospectus is a part of. This excludes:

o	5,972,399 shares issuable upon exercise of warrants; and

o	2,985,000 shares issuable upon the exercise of options, not pursuant to 2005 Incentive Stock Plan; and

o	2,500,000 shares issuable upon the exercise of stock options or other equity-based incentives pursuant to our 2005 Incentive Stock Plan, 1,337,000 which are available for grant at as January 31, 2007.

(2)
This includes shares of common stock issuable upon the exercise of warrants and options held by the selling stockholders and assumes the conversion of 3,057,500 shares of the Series A Convertible Preferred into common stock upon the effective date of this registration statement.

(3)	None of the selling stockholders is an officer, director or owns more than 10% of the shares of our issued and outstanding common stock.

SUMMARY OF FINANCIAL DATA

The summary of financial data for the years ended December 31, 2005 and 2004 and the nine months ended September 30, 2006 and 2005 should be read in conjunction with our audited statements and found elsewhere in this registration statement along with “Management’s Discussion and Analysis or Plan of Operation”.

	Years Ended		Periods Ended
	December 31,		September 30,
	2004	2005	2005	2006

OPERATING EXPENSES
Research and development	$1,247,484	$1,991,665	$1,552,125	$2,191,316
General and administrative	647,018	1,139,421	971,461	936,157
Depreciation and amortization	72,437	78,243	57,171	105,563
OPERATING LOSS	1,966,939	3,209,329	2,580,757	3,233,036
INTEREST EXPENSE, NET	5,339	22,657	6,245	6,886
NET LOSS	$1,972,278	$3,231,986	$2,587,002	$3,239,922

BASIC AND DILUTED LOSS PER COMMON SHARE	$0.19	$0.24	$0.20	$0.20

WEIGHTED AVERAGE SHARES OUTSTANDING	10,542,588	13,752,357	13,000,564	15,929,161

Cash, cash equivalents and investments		$1,619,486		$289,934
Working capital (deficiency)		$1,179,153		$(238,691)
Total assets		$1,898,964		$2,642,891
Long term liabilties		$-		$159,429
Stockholders' equity		$1,458,631		$1,813,938

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We Have No Developed Or Approved Products And We May Not Be Able To Develop Products That Receive The Appropriate Regulatory Approval or that Generate Revenue Or Profits for Us.

We are subject to all of the risks inherent in the establishment of a newly established pharmaceutical development business. The risks include, but are not limited to, the possibilities that any or all of our potential products will be found to be ineffective or unsafe, that the products once developed, although safe and effective, are not economical to market; that our competitors hold proprietary rights that preclude our marketing such products; that our competitors market a superior or equivalent product; or we fail to receive necessary regulatory clearances for our proposed products. To achieve profitable operations, we must successfully develop, obtain regulatory approval for, introduce and successfully market at a profit products that are currently in the research and development phase. Preclinical research and clinical development work and testing for our product candidates remain to be completed. Our failure to successfully develop, obtain regulatory approval for, or introduce and market our products will have a materially adverse effect on our business, financial condition and results of operations.

We Have A History Of Operating Losses And An Accumulated Deficit Our Independent Registered Public Accounting Firm Has Raised Substantial Doubt About Our Ability to Continue As A Going Concern. If We Cannot Achieve Profitability, We May Have To Cease Or Curtail Our Operations.

Since our inception, we have incurred accumulated operating losses of $11,704,591 and we do not have a revenue stream to support our cost structure. Our independent registered public accounting firm in their report on our financial statements for the year ended December 31, 2005 and for the nine months ended September 30, 2006, raised substantial doubt about our ability to continue as a going concern. We have incurred operating losses since our inception. We expect to incur significant increasing operating losses over the next several years, primarily due to the expansion of our research and development programs, including preclinical studies and clinical trials for our products under development. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. Our ability to achieve profitability depends upon our ability to discover and develop products, obtain regulatory approval for our proposed products, and enter into agreements for product development, manufacturing and commercialization. If we do not achieve profitability and do not have other sources of funding for our business, we may have to curtail or cease our operations.

We Will Need Additional Financing To Continue Our Operations. In Order To Raise Additional Funds, We Will Likely Be Required To Issue Additional Securities, Which Will Result In Dilution To Investors.

The development of our products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring such products to market and to establish, acquire or contract for manufacturing and marketing capabilities. Our future capital requirements will depend on factors, including scientific progress in our research and development programs, our ability to establish collaborative arrangements with others for drug development, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals and effective commercialization activities. Accordingly, we will need to raise substantial additional capital to fund our operations. We anticipate that additional funds will have to be raised through debt or equity financings conducted by us or through collaborative ventures entered into between us and potential corporate partners to fund some or all of such activities, as well as to manufacture or market the products that may be successfully developed. We do not currently have any such material arrangements for future financing other than the remaining amount expected to be received in connection with a $5.0 million subscription agreement for common stock and warrants. If new offerings are not consummated or additional financing is not otherwise available, we will be required to modify our business development plans or reduce or cease certain or all of our operations. In the event that we obtain any additional funding, such financings may have a dilutive effect on the holders of our securities.

Preclinical And Clinical Trials Are Uncertain And Expensive And May Not Lead To The Development And Marketing Of Any New Drug Products.

The grant of regulatory approvals for the commercial sale of any of our products will depend in part on our and the collaborators with whom we work successfully conducting extensive preclinical and clinical testing to demonstrate safety and efficacy in humans. The results of preclinical and clinical testing may prove to be negative or inconclusive. In addition, results attained in early clinical trials may not be indicative of results that will be obtained in later clinical trials. Our interpretation of results may not be accepted by governmental regulators. Even if those of our products now in preclinical testing advance to clinical testing, they may not prove to be safe and effective for their intended uses in humans. The products that are successfully developed, if any, will be subject to requisite regulatory approval prior to their commercial sale, and the approval, if obtainable, may take several years. Generally, only a very small percentage of new pharmaceutical products initially developed are approved for sale. We may not be able to succeed in the development and marketing of any new drug products, or these products may be rendered obsolete by products of competitors.

We Are Unable To Predict Whether The Research And Development Activities We Propose To Fund Will Result In Commercially Viable Products Or Applications And As A Result Our Sales Will Be Negatively Impacted.

We are unable to predict whether the research and development activities we propose to fund will result in commercially viable products or applications. Further, due to the extended testing required before marketing approval can be obtained from the FDA or other similar agencies, we are not able to predict with any certainty when, if ever, we will be able to commercialize any products. The market for pharmaceuticals is characterized by rapidly changing technology, evolving industry standards, and frequent new product introductions. Our future success will depend, in part, upon our continued ability to introduce new products and features to meet changing customer requirements and emerging industry standards. We may not be able to successfully complete the development of any of our current or future products and these products, if any, may not achieve market acceptance. Any delay or failure to achieve market acceptance for our products would adversely affect our business. In addition, products or technologies developed by others may render our products, or any future products or technologies developed by us, noncompetitive or obsolete.

Our Products Are Subject To Strict Government Regulation. If Our Products Do Not Comply With Applicable Laws And Regulations, Our Business Will Be Impaired.

Our proposed products will be subject to very stringent federal, state, local and foreign government regulations, which may include:

•	the Federal Food, Drug, and Cosmetic Act;

•	the Social Security Act, titles XI, XVIII (Medicare), XIX (Medicaid);

•	the Environmental Protection Act;

•	the Occupational Safety and Health Act; and

•	state, local and foreign counterparts to the federal acts

The regulatory process may include preclinical and clinical testing of any product to establish its safety and efficacy. This testing can take many years and require the expenditure of substantial capital and other resources. Delays or denials of marketing approval are regularly encountered due to the submission of unacceptable or incomplete data as deemed by the FDA or other similar regulatory agency, or due to regulatory policy for product approvals. Accordingly, even after clinical testing, regulatory approval may not be obtained. Even if obtained, regulatory approval may entail limitations on the indicated uses for which any products may be marketed. Following regulatory approval, if any, a marketed product and its manufacturer are subject to continual regulatory review. Subsequent discovery of problems with a product or manufacturer may result in restrictions on such product or manufacturer. If we are unable to comply with applicable laws and regulations our business will be impaired.

Our Products Will Also Be Subject To A Variety Of Foreign Regulations, Which, If We Are Unable To Comply With, Will Impair The Sales Of Our Products.

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. We may not be able to satisfy the requirements of any or all of the countries that we wish to sell our products in which will have an adverse impact on our sales.

We Rely On Technologies That Are Licensed From Third Parties. These Technologies May Not Be Commercially Viable.

We have entered into certain agreements with, and licensed certain technologies and compounds from third parties. We have relied on scientific, technical, clinical, commercial and other data supplied and disclosed by others in entering into these agreements and will rely on such data in support of development of certain products. There could be errors of omission or fact that would materially affect the future approvability or commercial viability of these products.

If We Are Not Successful In Obtaining Grant Money We Will Have To Obtain Other Sources of Funding Which May Not Be Available.

We are actively pursuing various grant programs to partially fund our clinical activities. In the event that we are unable to obtain substantial grant funding, we will have to obtain funding for our preclinical and clinical activities from other sources which may not be available.

Our Commercial Success Will Depend In Part On Our Ability, And The Ability Of Our Licensors, To Obtain And Maintain Patent Protection. Our Failure To Obtain And Maintain Patent Protection for Our Products May Have A Materially Adverse Effect On Our Business.

We have obtained rights from third parties to certain United States patent applications and patents, and foreign counterparts thereof, and may, in the future, seek rights from third parties to other patent applications or patented technology. Our success will depend in part on our ability and the ability of our licensors to maintain and/or obtain and enforce patent protection for our products and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. Patent positions in the field of biotechnology and pharmaceuticals are generally highly uncertain and involve complex legal and scientific questions. We cannot be certain that we or our licensors were the first inventors of inventions covered by our licensed patent applications or patents or that we or they were the first to file. Accordingly, our patents or the patents licensed to us may not be valid or afford us protection against competitors with similar technology. The failure to maintain and/or obtain patent protection on the technologies underlying our proposed products may have a materially adverse effect on our competitive position and business prospects.

Our Patented Technologies May Infringe On Other Patents, Which May Expose Us To Costly Litigation.

It is possible that our patented technologies may infringe on patents or other rights owned by others. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. Patent litigation is costly and time consuming, and we may not have sufficient resources to pursue such litigation. If we do not obtain a license under such patents, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.

We May Not Be Able to Protect Our Trade Secrets And Other Unpatented Proprietary Technology Which Could Give Our Competitors An Advantage Over Us.

We also rely upon trade secrets and other unpatented proprietary technology. We may not be able to adequately protect our rights with regard to such unpatented proprietary technology or competitors may independently develop substantially equivalent technology. We seek to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information and as a result our competitors could gain a competitive advantage over us.

We Are Dependent On Key Personnel And Consultants And The Loss Of These Key Personnel And Consultants Could Have A Material Adverse Effect On Our Business, Results Of Operations Or Financial Condition.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” We do not have key-man insurance on any of our officers or consultants. We are highly dependent upon certain consultants and collaborating scientists. Loss of the services of one or more of our officers or consultants could have a material adverse effect upon our business, results of operations or financial condition. Certain key employees have no employment contracts.

If We Are Unable to Hire Qualified Personnel Our Business and Financial Condition May Suffer.

Our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. Our inability to attract and retain the necessary technical and managerial personnel and consultants and scientific and/or regulatory consultants and advisors could have a material adverse effect on our business, results of operations or financial condition.

We Are Dependent On Others For The Clinical Development Of And Regulatory Approvals For Our Potential Products And If We Are Unable to Establish Collaborative Arrangements For Such Development We May Not Be Able to Develop Our Products.

We anticipate that we will in the future seek to enter into collaborative agreements with pharmaceutical and/or biotech companies for the development of, clinical testing of, seeking of regulatory approval for and commercialization of certain of our pharmaceutical products. We may in the future grant to our collaborative partners, if any, rights to license and commercialize any pharmaceutical products developed under these collaborative agreements and such rights would limit our flexibility in considering alternatives for the commercialization of such products. Under such agreements, we may rely on our collaborative partners to conduct research efforts and clinical trials on, obtain regulatory approvals for, manufacture, market and commercialize certain of our products. We may not be able to establish any collaborative arrangements. Furthermore, even if established, such future partners may not be successful in commercializing products or we may not be able to derive any revenues from such arrangements. If we are unsuccessful in establishing such future collaborative arrangements, we may not be able to establish in-house capabilities for the development of, clinical testing of, seeking of regulatory approval for and commercialization of certain of its pharmaceutical products.

We Rely On Third Parties To Manufacture Our Potential Products And As A Result We May Not Be Able to Control Our Product Development.

We currently do not have a manufacturing facility. We rely on contract manufacturers to produce quantities of products and substances necessary for research and development, preclinical trials, human clinical trials and product commercialization. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practice (“GMP”) regulations enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA pre-market approval of our products will not be granted. As a result:

•	we may not be able to identify and enter into acceptable agreements with any manufacturers;

•	the products may not be produced at costs or in quantities necessary to make them commercially viable; or

•	the quality of the products may not be acceptable to us.

If we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we encounter delays or difficulties in our relationships with manufacturers, our research and development, preclinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of such products. Any such delay may have a materially adverse effect on our business, financial condition and results of operations.

We May Rely On Third Parties For Marketing And Sales And Our Revenue May Depend On Their Efforts.

We have no experience in sales, marketing or distribution. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Our future success may depend, in part, on our ability to enter into and maintain collaborative relationships with one or more third parties, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, we may not be able to establish or maintain such collaborative arrangements, or if we are able to do so, they may not have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. To the extent that we depend on third parties for marketing and distribution, any revenues received by us will depend upon the efforts of such third parties, which may not be successful.

We May Face Intense Competition And May Not Be Able to Successfully Compete.

Our business is characterized by intensive research efforts and intense competition. May companies, research institutes, hospitals and universities are working to develop products and processes in our field of research. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we do. Some of these companies have experience in undertaking testing and clinical trials of new or improved products similar in nature to that which we are developing. In addition, certain competitors may discover compounds or processes that may be competitive with our products and may introduce such products or processes before we do. Accordingly, other companies may succeed in developing products earlier than us or that are more effective, safer, cheaper, easier to administer, or may gain broader acceptance in the marketplace than those proposed to be developed by us, which may have an adverse effect on our sales.

The Development Of Paclitaxel Reformulation Is An Extremely Competitive Field And If We Fail To Compete Effectively It Would Negatively Impact Our Business.

There are several companies that have developed or that are developing paclitaxel reformulations intending to market a more efficacious or safer treatment than Taxol™. Abraxis BioScience Inc., obtained FDA approval to market its product Abraxane (a paclitaxel formulation). Sonus Pharmaceuticals, Inc, is currently in phase III with a product named Tocosol™ (a paclitaxel formulation) and there are may other companies developing paclitaxel reformulations as well. As a consequence the price of paclitaxel products can meet significant pressure which may negatively impact our future sales and our business.

If Our Products Are Not Accepted By The Medical Community or Health Insurance Companies, Our Business Will Suffer.

Commercial sales of our proposed products will substantially depend upon the products’ efficacy and on their acceptance by the medical community, governmental healthcare payers (e.g., Medicare, Medicaid), and the health insurance companies. Widespread acceptance of our products will require educating the medical community and health insurance companies as to the benefits and reliability of the products. Our proposed products may not be accepted, and, even if accepted, we are unable to estimate the length of time it would take to gain such acceptance.

Our Business Will Expose Us To Potential Product Liability Risks, Which Could Result in Significant Product Liability Exposure.

Our business will expose us to potential product liability risks that are inherent in the testing, designing, manufacturing and marketing of human therapeutic products. Product liability insurance in the pharmaceutical industry is generally expensive, and we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities, if at all. A successful products liability claim, if any, brought against us could have a material adverse effect on our business, financial condition and results of operations.

We Do Not Currently Have Clinical Trial Liability Insurance For All Of Our Products And A Successfully Clinical Trial Liability Claim Against Us Could Have An Adverse Effect On Our Financial Condition.

Our business will expose us to potential liability that results from risks associated with conducting clinical trials of our products. We currently only have liability insurance for human clinical trials for one of our products, although the amount of this insurance may not be adequate. If we seek to purchase additional insurance for our other clinical trials, we may not be able to obtain and maintain such insurance. A successful clinical trial liability claim, if any, brought against us could have a material adverse effect on our business, financial condition and results of operations even though clinical trial insurance is successfully obtained.

If The Amount Of Our Comprehensive Insurance Is Not Adequate, Our Business And Financial Condition May Be Adversely Affected.

Our business and actions can expose us to potential liability risks that are inherent in business. Although we maintain comprehensive insurance, it may not be adequate. A successful liability claim, if any, brought against us could have a material adverse effect on our business, financial condition and results of operations.

We May Use Hazardous Materials And May Incur Substantial Liability.

Our research and development and our outsourced manufacturing may involve the controlled use of hazardous materials and chemicals. We and our outsource manufacturers are subject to federal, state, local and foreign laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. As a result, we may be required to incur significant costs to comply with environmental laws and regulations. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources.

We Will Experience Uncertainty Related to Product Pricing, Reimbursement And Other Related Matters, Which May Effect the Market Acceptance Of Our Products.

Our business may be materially adversely affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of healthcare through various means. In both the United States and elsewhere, sales of healthcare products are dependent, in part, on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services, and therefore significant uncertainty exists as to the reimbursement of existing and newly approved healthcare products. If we succeed in bringing one or more products to market, these products may not be considered to be cost effective and reimbursement to the consumer may not be available or may not be sufficient to allow us to sell our products on a competitive basis. Finally, given the above potential market constraints on pricing, the availability of competitive products in these markets may further limit our flexibility in pricing and in obtaining adequate reimbursement for our potential products. If adequate coverage and reimbursement levels are not provided by government and third party payers for uses of our products, the market acceptance of such products would be adversely affected. See “Risk Factors - We May Face Intense Competition.”and we may not be able to successfully compete.

We Are Controlled By Current Officers, Directors And Principal Stockholders And They Have The Ability To Control The Election of Our Board Of Directors And the Issues Submitted To Our Stockholders

Our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 83.0%, on an issued and outstanding basis including Series A Convertible Preferred stock. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have the ability to control the election of our Board of Directors and the outcome of issues submitted to our stockholders. See “Security Ownership of Certain Beneficial Owners and Management.”

If We Are Unable To Renew The Lease for Our Long Island High Technology Incubator Our Operating Costs Will Increase.

We lease approximately 3,000 square feet of lab space at the Long Island High Technology Incubator at the State University of New York. The lease terminates on February 28, 2007. If we are unable to renew the lease we will have to pay outside vendors for research that we are currently conducting in this space which will increase our operating costs.

RISKS RELATING TO INVESTING IN OUR COMMON STOCK

There Is No Trading Market For Our Common Stock And As A Result You May Not Be Able to Sell Our Common Stock.

There is no market for our common stock and there may never be a market for our common stock. We do not anticipate that a market for our common stock will develop, if at all, until after the registration statement of which this prospectus is a part has been declared effective by the SEC. In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

If A Market for Our Common Stock Develops, There Is A Significant Risk That Our Stock Price May Fluctuate Dramatically Which Could Negatively Impact Your Investment In Our Common Stock

Although there is no market for our common stock, if a market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control including:

•	variations in our quarterly operating results;
•	announcements that our revenue or income are below or that costs or losses are greater than analysts’ expectations;
•	announcements of preclinical and clinical results;
•	general economic slowdowns;
•	sales of large blocks of our common stock;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	fluctuations in stock market prices and volumes;
•	concern by potential investors that the large number of shares of common stock which may be sold pursuant to this prospectus may have a downward effect upon the market price of the stock; and
•	the effect of sales pursuant to this prospectus on the trading volume of our common stock.

Dramatic fluctuations in the price of our common stock may make it difficult to sell our common stock.

Because We Are Not Subject To Compliance With Rules Requiring The Adoption of Certain Corporate Governance Measures, Our Stockholders Have Limited Protections Against Interested Director Transactions, Conflicts Of Interests And Similar Matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the Securities and Exchange Commission, the New York and American Stock Exchanges and the NASDAQ Stock Market as a result of Sarbanes-Oxley requires the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the NASDAQ Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We are not in compliance with requirements including, but not limited to, the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meetings and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure To Achieve And Maintain Effective Internal Controls In Accordance With Section 404 Of The Sarbanes-Oxley Act Could Have A Material Adverse Effect On Our Business And Operating Results And Stockholders Could Lose Confidence In Our Financial Reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent registered public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because We May Be Subject To The “Penny Stock” Rules, You May Have Difficulty In Selling Our Common Stock.

If a public market develops for our common stock and our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules. These rules impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may effect the ability of broker-dealers to sell our common stock and may effect your ability to sell any common stock you may own. According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

If we are subject to penny stock rules, you may have difficulty selling your shares of our common stock.

As An Issuer Of “Penny Stock” The Protection Provided By The Federal Securities Laws Relating To Forward Looking Statements Does Not Apply To Us And As A Result We Could Be Subject to Legal Action.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

The Registration And Potential Sale By The Selling Stockholders Of A Significant Number Of Shares Could Encourage Short Sales By Third Parties And Could Depress Our Common Stock And Could Have A Dilutive Effect.

Because there is no public market for our stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock. If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources and could lead to additional dilution.

The Issuance of Common Stock Upon The Exercise of Warrants and Options Issued To The Selling Stockholders Could Have A Dilutive Effect.

We have issued to the selling Stockholders warrants to purchase up to 4,785,238 shares of our common stock. The issuance of our common stock to the selling stockholders upon exercise of these warrants and options will cause dilution to our other stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. Important factors that may cause actual results to differ from projections include, for example:

• Unfavorable preclinical or clinical trial results;
• Inability to raise sufficient capital to operate our business;
• Delays associated with regulatory process;
• Inability to enter into an acceptable relationship with one or more contract manufacturers for the manufacture of our products and the failure of such contract manufacturers to manufacture products of an acceptable quality and to sell to us on a cost effective basis;
• The adoption of adverse federal, state and local government regulations or the failure to obtain or delay in obtaining any required governmental approval for our products;
• Intense competition, including entry of new competitors;
• Inability to attract or retain qualified senior management personnel, including finance and sales and marketing personnel;
• Intellectual property disputes or other litigation;
• Operating deficits and unexpected costs;
• Inability to develop marketable products;
• Lower-than-expected sales and revenues;
• The volatility of our operating results and financial condition; and
• Adverse economic, legal or political conditions.

All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update any forward-looking statements or other information contained herein. Potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements that we make in this prospectus are reasonable, we cannot assure potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us.

Information regarding market industry practices and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and we cannot assure potential investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. If the selling stockholders exercise the warrants and options issued to them for cash, we will receive up to $5,992,741. Notwithstanding, there is no assurance that any of the warrants and options will be exercised. Such funds received, if exercised, will be used for general corporate and working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no market for our common stock, and we have not paid dividends.

HOLDERS

As of December 31, 2006, we had approximately 62 holders of our common stock, excluding our Series A Convertible Preferred Stock and approximately 91 holders assuming the conversion of the Series A Convertible Preferred Stockholders into common stock. We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. We cannot declare or pay any dividends except to our Series A Convertible Preferred Stockholders, unless affirmative vote or written consent is obtained. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant.

As of January 31, 2007, we had the following shares of common stock reserved for issuance:

•	3,057,500 shares issuable upon conversion of Series A Preferred stock;

•	5,972,399 shares issuable upon exercise of warrants;

•	2,985,000 shares issuable upon the exercise of options not pursuant to 2005 Incentive Stock Plan;

•	2,500,000 shares issuable upon the exercise of stock options or other equity-based incentives pursuant to our 2005 Incentive Stock Plan, 1,337,000 which has not been granted as of January 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the equity compensation plans under which our securities may be issued as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,163,000	$0.91	1,337,000
Equity compensation plan not approved by security holders	—	—	—

Our 2005 Incentive Stock Plan has been approved by our Board of Directors and our stockholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they: discuss our future expectations; contain projections of our future results of operations or of our financial condition; and state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

The following discussion is intended to assist in the understanding and assessment of significant changes and trends related to our results of operation and our financial condition. This discussion and analysis should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus. It contains forward-looking statements that involve risks, uncertainties, and assumptions. Historical results and percentages relationships set forth in the statement of operations, including trends which might appear, are not necessarily indicative of future operations.

PLAN OF OPERATION

We are following a balanced risk strategy of advancing toward market with an improved reformulated version of a known and FDA approved drug while we are developing our novel compounds.

For EmPAC, our first product using our Emulsiphan technology, we expect to develop an improved formulation of paclitaxel for regulatory approval under Section 505(b)(2) with the FDA. We expect EmPAC to enter a single clinical trial in the second half of 2007, and to file a New Drug Application (“NDA”) with the FDA. We expect to commence commercialization upon completion of clinical trials and obtaining required regulatory approvals, and make regulatory filings in Europe and Japan, initially, where we will consider collaborating with strategic alliance partners for registration, marketing and distribution activities. Our regulatory strategy is expected to make available what we believe is an improved cancer therapy in a relatively short timeframe.

During the second half of 2007, we expect to commence and conclude our last preclinical study that will enable us to file an IND for EmPAC. We are currently outsourcing the production of EmPAC with an approved manufacturing company for our preclinical and clinical trials. During 2007, we estimate spending approximately $1,100,000 for equipment and clean room costs to support these manufacturing activities. After the product is manufactured we plan to ship it to our Cranbury, New Jersey facility where the product will be filled for clinical use. We intend to engage a contract research organization (“CRO”) in the first half of 2007 to provide us with the administration and support for a limited number of clinical sites to be arranged. As we have no marketing or distribution capability, we will need to recruit additional qualified individuals in 2008.

Our second product, CPI-613, is based on our AEMD drug platform. Unlike EmPAC, CPI-613 will follow a more traditional regulatory pathway and as such a longer timeline to approval for commercial use is anticipated. We are developing additional compounds based on this platform, including combinations with other approved drugs that would require a similar regulatory timeline. Assuming we receive appropriate FDA approval, we anticipate starting a Phase 1 clinical trial of CPI-613 in second half of 2007.

We are currently outsourcing the manufacture and filling of CPI-613 with FDA approved manufacturing companies. A CRO has been engaged to commence administration and support for our clinical trial activities that are expected to be conducted in a limited number of sites for Phase 1 clinical studies.

We have obtained Orphan drug designation for treatment of pancreatic carcinoma that provides eligibility for a special seven-year market exclusivity upon approval, potential tax credits for research, grant funding for research and development, reduced filing fees for marketing applications, and FDA assistance with review of clinical protocols.

Development of both products is dependent upon our ability to sufficiently fund our operational and overhead expense requirements through the required preclinical and clinical trials. Should we fail to raise sufficient additional funds through equity or debt sale, we may not be able to successfully complete our business plan. In addition to a subscription agreement for $5.0 million, which was entered into in January 2007, we anticipate over the next twelve months that we will need funding of approximately $7.0 million to complete the preclinical studies and commence the clinical trials for EmPAC and CPI-613. We plan to evaluate a variety of funding initiatives including grants, and debt and equity offerings. There is no assurance that our efforts to seek such additional funding will be successful.

As of January 31, 2007, we have 13 employees and during the next twelve months plan to increase that number to 24 for additional scientists, regulatory specialists, manufacturing personnel, and administrative support. As we have no marketing or distribution capability, we plan to commence recruiting qualified individuals in 2008.

Results of Operations - For the Nine Months Ended September 30, 2006 vs. September 30, 2005

We had no revenues during the nine months ended September 30, 2006 and 2005 as we had no commercial products, nor had we performed research related activities for others. From inception we have received revenues aggregating $279,875 from research related activities performed under service and grant agreements. At the time we provided such services, our recognition of these revenues related to these activities was a consistent part of our planned principal operations.

Our net loss for the period ended September 30, 2006 was $3,239,922 as compared to $2,587,002 during the same period for 2005 or an increase of 25.2%. This increase was mainly as a result of an increase in research and development activity. A charge to operations was recognized for stock option expense for the periods ended September 30, 2006 and 2005 of $205,657 and $411,692, respectively, for options granted.

Research and Development consisted of direct expenses paid for development work associated with product candidates related to preclinical studies, laboratory supplies, employee compensation (including stock-based compensation expense), consultant fees, costs associated with filing patents, facility costs, and other costs for research and development activities. Our preclinical studies included work contracted with outside vendors and the related costs. Our costs are expected to increase in 2007 substantially as our drug candidates enter clinical trials.

For the period ended September 30, 2006, we incurred $2,191,316 in Research and Development costs as compared with $1,552,125 for the same period in 2005, an increase of 41.2%. During the 2006 period, costs relating to preclinical studies increased $636,911 to $806,317 primarily due to the acceleration in the preclinical testing for CPI-613, we commenced incurring patent application costs of $69,357 related to CPI-613, and we expensed two matching grants in the amount of $47,876. These increases for the 2006 period were offset by a reduction in laboratory costs of $51,884 primarily due to the creation of our chemistry function and department in 2005, and lower stock-based compensation expenses of $172,427.

General and Administrative expenses consisted primarily of compensation for employees in executive and operational functions, including finance and accounting, business development, and legal. Other significant costs included legal and professional costs, and license and consulting costs. We expect these costs to increase in 2007 due to the increase cost of insurance, professional fees, external reporting requirements, costs in connection with being a public company, and costs due to the expansion of our infrastructure to meet our operational needs.

For the period ended September 30, 2006, we incurred $936,157 in General and Administrative Expenses as compared with $971,461 for the same period in 2005, a decrease of 3.6%. The decrease was primarily due to a settlement agreement in the 2005 period with a potential investor which resulted in a charge of $150,000 (for the fair value of the contribution of common stock by our majority stock holders), and lower stock-based compensation expenses of $33,607. These decreases were offset by higher compensation costs (excluding stock-based compensation expenses) of $39,452, license expenses of $26,724, and costs attributable to our newly leased Cranbury, New Jersey facility of $37,972.

Interest Expense for the nine month period ended September 30, 2006 was $25,191 compared to $12,410 for the nine months ended September 30, 2005. The increase was primarily due to the amortization of the estimated fair value of a warrant to purchase common stock issued to a potential investor under a settlement agreement, which was recorded as a charge to interest expense over a twelve month period. The estimated fair value of the warrants was determined by management using the Black-Scholes option pricing model. All interest charges associated with the warrant have been recorded as of September 30, 2006. In addition, all amounts due to the potential investor were paid as of September 30, 2006.

Results of Operations - For the Years Ended December 31, 2005 and December 31, 2004

We had no revenues during the year ended December 30, 2005 and 2004 as we had no commercial products, nor had we performed research related activities for others. From inception we have received revenues aggregating $279,875 from research related activities performed under service and grant agreements. At the time we provided such services, our recognition of these revenues related to these activities was a consistent part of our planned principal operations.

Our net loss for the year ended December 31, 2005 was $3,231,986 as compared to $1,972,278 during the same year for 2004 or an increase of 63.9%. The increase was mainly as a result of additional research and development activities and general and administrative expenses. Both categories included stock based compensation. During May 2005, we adopted our Stock Incentive Plan (the “Plan”). Prior to 2005 and the approval of the Plan, we had reserved shares of common stock for potential option grants to consultants which were subject to obtaining Plan approval. We were under no obligation to grant these options, and the consultants did not have any legal right to the options, or against us, until the Plan was adopted in May 2005. Upon adoption of the Plan, we determined that it would allow the consultants to be considered in such options from the original date the options had been reserved for issuance. The recorded stock-based compensation expense for the year ended December 31, 2005 was $469,847.

For the year ended December 31, 2005, we incurred $1,991,665 in Research and Development expenses as compared with $1,247,484 for 2004, an increase of 59.7%. Our outsourced preclinical study costs increased by $128,084 from 2004, to $176,291 for 2005, due to the acceleration of the preclinical pharmacokinetic and safety studies in animals for EmPAC. In addition, during 2005 we recorded $350,901 of stock based compensation expense (see above), and we incurred increased employee cost of $247,998 (excluding stock-based compensation expenses) mainly due to employees being hired in late 2004 versus a full year of employment in 2005, and the increase in costs associated with establishing a new chemistry laboratory. Offsetting these increases were lower licensing expenses in 2005 of $138,312 for costs reimbursed to the Research Foundation of the State University of New York for various license and patent filings outside the United States (related to the AEMD technology), which we expense as incurred.

For the year ended December 31, 2005, we incurred $1,139,421 in General and Administrative Expenses as compared with $647,018 for the same year in 2004, an increase of 76.1%. The increase in 2005 was primary the result of increased costs of employees of $148,945 (excluding stock-based compensation expenses), the recognition of stock-based compensation of $128,888 (see above), and the non-cash settlement with a potential investor (see above).

Interest Expense for the year ended December 31, 2005 was $32,644 compared to $6,630 for the year ended December 31, 2004. The increase was primarily due the amortization of the estimated fair value of a warrant to purchase common stock issued to a potential investor under a settlement agreement (see above).

Liquidity and Capital Resources

We have devoted substantially all our cash resources to research and development programs and general and administrative expenses. To date, we have not generated any revenues from the sale of products and do not expect to generate revenues from the sale of products in the near term, if at all. From inception we have received revenues aggregating $279,875 from research related activities performed under service and grant agreements. We have continued to pursue additional service agreements and may perform such services in the future.

We have accumulated net operating deficits of $8.5 million and $11.7 million as of December 31, 2005 and September 30, 2006, respectively, and we expect to continue to incur operating losses, including higher losses in the future than those incurred in prior years. Our audit report from our independent registered public accounting firm raises a substantial doubt as to our ability to continue as a going concern due to our operating losses since inception, and the lack of any revenue stream to support our cost structure. Cash and cash equivalents were $289,934 as of September 30, 2006. Since our inception we have financed our operations primarily from the sales of securities.

For the nine months ended September 30, 2006, cash used in operations totaled $2,489,576 due to operating losses of $3,239,922 which were offset by a charge for non-cash stock-based compensation expenses, depreciation and amortization, and net changes in working capital. Cash used for investing activities, specifically for the purchasing of property and equipment amounted to $104,143 for the nine months ended September 30, 2006. In January 2006, in a private placement, we raised $947,500, net of expenses, and subsequently repaid a loan of $233,333. In addition, we received advances of $550,000 from two affiliated investors in connection with a $5.0 million subscription agreement. Non-cash investment and financing activity for the nine months ended September 30, 2006 included the issuance of 1,513,658 shares of common stock and 378,414 warrants in exchange for the fair value of leasehold improvements.

On October 1, 2006, we entered into an investment agreement with a supplier (the “Supplier”) of contract manufacturing services to us. In exchange for $250,000, we granted a warrant for 475,000 shares of common stock. The warrant provides for the option to purchase common stock at $3.50 per share and terminates on September 30, 2010. In December 2006, the Supplier exercised an option for 1,000 shares.

In January 2007, we executed a subscription agreement with two investors pursuant to which the investors are obligated subject to the terms of the subscription agreement to purchase up to 1,250,000 units at a purchase price of $4.00 per unit, each unit consisting of four shares of our common stock and three warrants to purchase one share of our common stock. As of the December 31, 2006, we were advanced a total of $1,425,000 in connection with this subscription agreement. Each warrant terminates three years from date of issuance, and entitles the holder to purchase one share of common stock at a per share price of $1.10. The warrants are callable if our stock is traded on the OTC Bulletin Board (or any other exchange or market) and the closing bid price of a share of common stock is at least two times the warrant price for at least 10 consecutive trading days. We have subsequently received $320,000 in January 2007.

Completion of our plan of operation is dependent upon our ability to sufficiently fund our operational and overhead expense requirements. Should we fail to raise sufficient additional funds through equity and/or debt sales, we may not be able to successfully complete our business plan. Over the next 12 months we anticipate that we will need funding beyond the amount provided in the $5.0 million subscription agreement mentioned above. There is no assurance that such additional funds can be obtained or obtained on favorable terms.

SUMMARY OF CRITICAL ACCOUNTING POLICIES

Critical Accounting Policies And Estimates

The Company’s significant accounting policies are more fully described in Note 2 to the financial statements, included elsewhere herein. The application of accounting policies require judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgements are subject to an inherent degree of uncertainty and are based upon historical experience, trends in the industry, and information available from outside sources. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant critical accounting policies include:

Research and Development Costs and Expenses—Research and development costs and expenses consist primarily of salaries and related personnel expenses, stock based compensation, fees paid to external service providers, laboratory supplies, costs for facilities and equipment, patent filing costs and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred.

Stock-Based Compensation—Effective January 1, 2006, we accounted for its stock based compensation awards in accordance with Financial Accounting Standards Board (“FASB”) statement SFAS No. 123-R, Share-Based Payment (“SFAS No. 123-R”). The expense of stock-based compensation awards is recorded on a straight line basis over the period in which the awards vest, and are valued using the Black-Scholes valuation method on the date of grant, which is more fully described in Note 8. Prior to such date, all stock based compensation awards were accounted for in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

Net Loss per Share—We compute net loss per share under the provisions of SFAS No. 128 Earnings per Share. Basic net loss per share is calculated using the weighted average number of common shares outstanding. The weighted average number of common shares outstanding was calculated by including 1,013,000 common stock shares which should have been issued as of December 31, 2004, and 1,104,440 common stock shares which represented the minimum number of shares to be issued under the 2005 Bridge Raise. These common stock shares were considered outstanding as of each date proceeds were received. We determined that both the 1,013,000 and 1,104,440 shares should be included in the net loss calculations as these shares were not contingent upon any future events and were issuable with little to no additional consideration.

Diluted net loss per share reflects the potential dilution that would occur if the securities or contracts to issue common stock were exercised or converted into common stock. We had securities outstanding, which could potentially dilute basic net earning per share, but because we incurred a net loss for all periods presented, such securities were excluded for the computation for diluted net loss per share as their effect would have been antidilutive.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any off-balance sheet financing arrangements and have not formed any special purpose entities.

DESCRIPTION OF BUSINESS

CORPORATE INFORMATION AND HISTORY

We were formed in May of 1999 as Cornerstone Ventures, LLC. In March 2002, Cornerstone Ventures, LLC merged into Cornerstone Pharmaceuticals, Inc., which was incorporated on November 21, 2001 in New York, with Cornerstone Pharmaceuticals, Inc. being the surviving entity. Our offices and laboratory facilities are located in Cranbury, NJ and we have additional laboratory space at the Long Island High Technology Incubator at Stony Brook, NY. We have 13 full time employees.

OVERVIEW

Our Company

We are a pharmaceutical company focused on the discovery, development and commercialization of innovative drugs to treat cancer. We are currently developing two distinct technology platforms, each of which offers multiple product opportunities, with lead product candidates representing both technology platforms poised for human clinical trials. Both technologies and their representative lead product candidates may represent potentially significant advancements in the treatment of cancer.

Our Technologies and Products

Emulsiphan

Our proprietary Emulsiphan cancer cell selective drug delivery platform is believed to exploit the metabolic demands of tumor cells resulting in delivery and accumulation of drug not only into the tumor but, more precisely, into the tumor cells, while reducing the drug’s toxic effects to the rest of the body.

EmPAC

Our lead Emulsiphan based product candidate is EmPAC, which we believe is an improved formulation of paclitaxel, the active ingredient found in the widely used, off-patent, anticancer drug Taxol®. Preclinical studies have demonstrated increased efficacy and reduced toxicity in comparison to both Taxol® and other drug delivery enhanced formulations of paclitaxel. A competitively differentiating factor for EmPAC lies in the regulatory strategy afforded by the inherent pharmacokinetic characteristics of EmPAC which we believe offers the potential for United States regulatory approval for use in the treatment of lung, breast and ovarian cancers as well as AIDS related Kaposi’s sarcoma based upon a successful single human bioequivalence clinical trial. We expect to file an Investigational New Drug Application (“IND”) and initiate the bioequivalence clinical trial for EmPAC in the second half of 2007.

AEMD (Altered Energy Metabolism Directed) Compounds

Our second proprietary platform technology comprises a new class of chemical entities we call AEMD compounds which are believed to work by a novel mechanism of action which exploits an aberrant energy production system found to be highly conserved in tumor cells and not found in normal cells. Preclinical studies conducted in animals and in cell culture have demonstrated potent anticancer activity across a broad spectrum of human cancer types while leaving normal cells relatively unharmed.

CPI-613

In October of 2006, we filed an IND application with the FDA for clinical evaluation of safety of our first AEMD product candidate, CPI-613. The FDA communicated to us in November 2006 suggestions for changes to our study design to include a longer dosing period and some evaluation of efficacy. We have accepted the FDA suggested changes including conducting additional toxicology evaluations. Pending the final FDA approval, we expect to commence with clinical trials in the second half of 2007. Orphan Drug Designation for CPI-613 was granted by the FDA for the treatment of pancreatic carcinoma in 2006. This special designation provides FDA regulatory exclusivity for this product.

We are following a balanced risk strategy of advancing towards the market with an improved reformulated version of a known and approved drug, EmPAC, while following with the development of its novel AEMD compounds with blockbuster potential.

Our goal is to be a leading pharmaceutical company focused on the development and commercialization of novel therapeutics based on our Emulsiphan technology and AEMD class of drugs. Our near term goal is to leverage the Emulsiphan delivery technology for use with chemotherapeutic agents to make cancer drugs more tolerable with less side effects and potentially greater efficacy. Longer term, we intend to continue to develop AEMD drugs in a variety of high need cancer indications while continuing to exploit the benefits offered by our Emulsiphan technology platform in a minimally competitive, synergistic manner. We believe our products may offer the potential to significantly advance the treatment of cancer.

Our Industry

The biotech and pharmaceutical industry is a multi-billion dollar industry and includes large companies such as Amgen and Genentech.

Our Market

Cancer is the second leading cause of death in the United States. The American Cancer Society estimates that, excluding skin cancers, to be nearly 1.1 million newly diagnosed cases of cancer in 2006 and over 400,000 cancer related deaths. The International Union Against Cancer projects the worldwide annual number of new cancer cases to rise from 10.9 million in 2002 to more than 16 million by 2020, if current trends continue. IMS Health has reported that the annual global market for cancer chemotherapeutics (cytostatics) currently exceeds $28 billion with an 18.5% growth rate expected in 2005. The worldwide market for taxanes, the class of drugs which encompass the active ingredient in the EmPAC product, exceeded $3 billion in 2005 based on IMS Health data and represents a significant portion of the overall cancer chemotherapeutics market.

Paclitaxel, the active ingredient contained within our EmPAC product, is currently approved in the United States (“US”) for the treatment of some of the most common cancers including breast, lung and ovarian cancers, with additional uses being studied in a variety of other cancer types and combination therapies. While the loss of US patent protection for this active ingredient has diminished the total level of US dollar sales for this agent, paclitaxel sales in the other major pharmaceutical markets of Japan and Western Europe continue to grow. Further, paclitaxel demand, as measured by unit sales, has remained high and continues to grow both in the US the other major pharmaceutical markets.

With the incidence rate of the cancers currently being treated with paclitaxel remaining relatively constant, the anticipated growth of the US and global population and expansion of the types of cancers being treated with paclitaxel, the demand for paclitaxel products can also be expected to continue to grow. As with other drug delivery systems, improved versions of generic chemotherapeutic drugs could potentially command price multiples of ten fold and higher over their generic counterparts. We believe that EmPAC, if approved by the FDA, has the potential to provide a significant near term revenue stream and high overall return on investment given the potentially short and relatively inexpensive path being pursued to secure FDA approval.

Nature Reviews/Drug Discovery, a monthly journal dealing with drug development, projects the global oncology market, which also includes drugs used to treat many of the side effects caused by these drugs, to reach approximately $60 billion by 2008, underscoring the value that cancer chemotherapeutic drugs which reduce or eliminate the most common and severe side effects can offer to the oncology market. CPI-613, our new chemical entity with a novel mechanism of action, has been shown in preclinical animal models to be highly specific for a wide range of human solid tumor types, including some of those known to be resistant to other standard chemotherapies, at, in some instances, concentrations that are orders of magnitude lower than those at which any adverse effects have been seen. An ability to block metatstatic spread of tumors has also been observed with this class of molecules in certain animal treatment models. Solid tumors account for approximately 80% of all cancers in the US (excluding skin cancer) and represent a significant market opportunity for CPI-613. CPI-613’s specificity, novel mechanism of action, theoretical side-effect profile and potential to block metastatic spread according to preclinical studies, position it to potentially become a dominant and highly differentiated product within the global cancer chemotherapeutics market.

License and Development Agreements

CAV-CON License

In May 2000, we entered into an exclusive license agreement with Cavitation - Control Technology, Inc. (“CAV-CON”) granting us the right to make, use and sell cancer chemotherapeutic products under specified CAV-CON patents and technical information relating to lipid coated microbubbles, with the right to grant sublicenses. This license agreement relates to our Emulsiphan technology and our EmPAC product candidate.

In consideration for the rights granted by CAV-CON under this license agreement, we paid CAV-CON an up-front licensing fee, which we expensed in full, and agreed to pay: (i) annual license maintenance fees, up to an aggregated cap, (ii) a royalty on the sale of specified products, and (iii) a portion of sublicensing fees received by the company. The portion of the annual license maintenance payments made to CAV-CON is creditable towards royalty payments to be made to CAV-CON under the license agreement.

Our license from CAV-CON terminates as provided in the license agreement. For products sold based on the licensed technology that is patented and which does not embody technical information then the payments due to Cav-Con on gross sales of such product in a particular country or territory shall terminate upon the expiration of the last to expire underlying patent in that particular country or territory. For sales based on patented or unpatented products that rely solely on Technical Information (as defined in the Agreement) then the payments due to Cav-Con on the gross sales of such product in a particular country or territory shall terminate on the 15th anniversary of the first commercial sale of the  product in the corresponding country or territory. The agreement may also be terminated by either party upon 15 days notice after default by the other party which said default is not cured within 30 days of receipt of notice by the defaulting party. We may terminate the agreement on 15 days written notice to CAV-CON.

SUNY Research Foundation License

In June 2001 (amended in January 2002), we entered into an exclusive license agreement with the Research Foundation of the State University of New York at Stony Brook (“RF”) granting us the right to make, use and sell products covered under specified RF patents relating to lipoic acid derivatives with the right to grant sublicenses. We are required to meet certain milestone events tied to timelines. We have currently met all milestone events. This license agreement relates to our AEMD class of compounds.

In consideration for the rights granted by RF under this license agreement, we agreed to pay RF: (i) an up-front licensing fee, which we expensed in full, (ii) an annual license maintenance fee, (iii) expenses paid by RF for reimbursement of necessary expenses in monitoring, drafting, filing, prosecuting and maintaining patents, (iv) a royalty on the sale of specified products, and (v) a portion of sublicensing fees received by us. We also agreed to employ due diligence to develop, manufacture and sell products covered by the licensed patents.

These payment obligations remain in effect until the last underlying patents we are granted under the license agreement expire in their respective countries. Currently the last patent would expire in 2020. We may terminate the license on 90 days notice. Either party may terminate the license agreement if the other party commits any material breach of any covenant or promise and does not cure such breach within 30 days of its receipt of written notice of such material breach.

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COMPETITION

Our industry is characterized by intensive research efforts and intense competition. Many companies, research institutes, hospitals, governments, and universities are working to develop products and processes in our fields of research. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources. Certain companies have experience in undertaking testing and FDA sanctioned clinical trials of new or improved ethical pharmaceutical products similar in nature to ours. In addition, certain competitors may discover compounds or processes that may be competitive with our products and may introduce such products or processes before us. Accordingly, other companies may succeed in developing ethical pharmaceutical products earlier or that are more effective than ours. We expect that competition in our field will continue to intensify.

More specifically relating to our EmPAC formulation, several other companies are developing pharmaceutical paclitaxel reformulations with a goal of delivering a more effective and tolerable therapy than Taxol and the approved generic paclitaxel-based products. Abraxis Bioscience obtained FDA approval to market its paclitaxel-based product, Abraxane (paclitaxel protein-bound particles for injectable suspension) for the treatment of metastatic breast cancer. In addition, Sanofi-Aventis has a taxane product, Taxotere (docetaxel), which has a similar mechanism of action to paclitaxel and is marketed for the treatment of breast, non-small cell lung and prostate cancers. Also, Sonus Pharmaceuticals, Inc., has a lead oncology candidate, TOCOSOL Paclitaxel, a ready-to-use, injectable paclitaxel emulsion formulation in late stage clinical trials. Adventrx has a product called ANX-513 (paclitaxel emulsion) in preclinical development as well. There are also a number of generic paclitaxel products, identical to Taxol, currently on the market. As a result of the increased competition, the price for paclitaxel has been under pressure and has dropped significantly.

GOVERNMENTAL REGULATION AND PRODUCT APPROVAL

The manufacturing and marketing of our potential products and our ongoing research and development activities are subject to extensive regulation by the FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries.

United States Regulation

Before any of our products can be marketed in the United States, they must receive approval from the FDA. To receive this approval, any drug we develop must undergo rigorous preclinical testing and clinical trials that demonstrate the product candidate’s safety and effectiveness for each indicated use. This extensive regulatory process controls, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of pharmaceutical products.

In general, before any ethical pharmaceutical product can be marketed in the United States the process typically required by the FDA :

•	preclinical laboratory and animal tests;

•	submission of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use;

•	pre-approval inspection of manufacturing facilities and selected clinical investigators;

•	Submission of a New Drug Application (NDA) to the FDA; and

•	FDA approval of an, or NDA, or of an NDA supplement (for subsequent indications or other modifications, including a change in location of the manufacturing facility).

Preclinical Testing

In the United States, drug candidates are tested in animals until adequate proof of safety and efficacy is established. These preclinical studies generally evaluate the mechanism of action and pharmacology of the product and assess the potential safety and efficacy of the product. Tested compounds must be produced according to applicable current good manufacturing practice (cGMP) requirements and preclinical safety tests must be conducted in compliance with FDA and international regulations regarding good laboratory practices (GLP). The results of the preclinical tests, together with manufacturing information and analytical data, are generally submitted to the FDA as part of an investigational new drug application, or IND, which must become effective before human clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension or raises concerns about the conduct of the clinical trials as outlined in the application. If the FDA has any concerns, the sponsor of the application and the FDA must resolve the concerns before clinical trials can begin. Regulatory authorities may require additional preclinical data before allowing the clinical studies to commence or proceed from one Phase to another, and could demand that the studies be discontinued or suspended at any time if there are significant safety issues. Furthermore, an independent institutional review board, or IRB, for each medical center proposing to participate in the conduct of the clinical trial must review and approve the clinical protocol and patient informed consent form before the center commences the study.

Clinical Trials

Clinical trials for new drug candidates are typically conducted in three sequential phases that may overlap. In Phase 1, the initial introduction of the drug candidate into human volunteers, the emphasis is on testing for safety or adverse effects, dosage, tolerance, metabolism, distribution, excretion, and clinical pharmacology. Phase 2 involves studies in a limited patient population to determine the initial efficacy of the drug candidate for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. Once a compound shows evidence of effectiveness and is found to have an acceptable safety profile in Phase 2 evaluations, pivotal Phase 3 trials are undertaken to more fully evaluate clinical outcomes and to establish the overall risk/benefit profile of the drug, and to provide, if appropriate, an adequate basis for product labeling. During all clinical trials, physicians will monitor patients to determine effectiveness of the drug candidate and to observe and report any reactions or safety risks that may result from use of the drug candidate. The FDA, the IRB, or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk.

The data from the clinical trials, together with preclinical data and other supporting information that establishes a drug candidate’s safety, are submitted to the FDA in the form of a new drug application, or NDA, or NDA supplement (for approval of a new indication if the product candidate is already approved for another indication). Under applicable laws and FDA regulations, each NDA submitted for FDA approval is usually given an internal administrative review within 45 to 60 days following submission of the NDA. If deemed complete, the FDA will “file” the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established internal substantive review goals of six months for priority NDA’s (for drugs addressing serious or life threatening conditions for which there is an unmet medical need) and ten months for regular NDA’s. The FDA, however, is not legally required to complete its review within these periods, and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, is not typically an actual approval, but an “action letter” that describes additional work that must be done before the NDA can be approved. The FDA’s review of a NDA may involve review and recommendations by an independent FDA advisory committee. The FDA may deny approval of an NDA or an NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or an additional pivotal Phase 3 clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA or NDA supplement does not satisfy the criteria for approval.

Data Review and Approval

Substantial financial resources are necessary to fund the research, clinical trials, and related activities necessary to satisfy FDA requirements or similar requirements of state, local, and foreign regulatory agencies. It normally takes many years to satisfy these various regulatory requirements, assuming they are satisfied. Information generated in this process is susceptible to varying interpretations that could delay, limit, or prevent regulatory approval at any stage of the process. Accordingly, the actual time and expense required to bring a product to market may vary substantially. We cannot assure you that we will submit applications for required authorizations to manufacture and/or market potential products or that any such application will be reviewed and approved by the appropriate regulatory authorities in a timely manner, if at all. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit, or prevent regulatory approval. Success in early stage clinical trials does not ensure success in later stage clinical trials. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations, and dosages, or have conditions placed on them that restrict the commercial applications, advertising, promotion, or distribution of these products.

Once issued, the FDA may withdraw product approval if ongoing regulatory standards are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. The FDA may also request additional clinical trials after a product is approved. These so-called Phase 4 studies may be made a condition to be satisfied after a drug receives approval. The results of Phase 4 studies can confirm the effectiveness of a product candidate and can provide important safety information via the FDA’s voluntary adverse drug reaction reporting system. Any products manufactured or distributed by us pursuant to FDA approvals would be subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements. If our present or future suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug. Furthermore, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

The FDA closely regulates the marketing and promotion of drugs. Approval may be subject to post-marketing surveillance and other record keeping and reporting obligations, and involve ongoing requirements. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturers’ communications on the subject of off-label use.

505(b)(2)

The traditional approval process for New Drugs is set out in Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act. An alternative path to FDA approval is for new or improved formulations of previously approved products. This alternative path, established by section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, permits the applicant to rely on certain preclinical or clinical studies conducted for an approved product as some of the information required for approval and for which the applicant has not obtained a right of reference. The FDA may also require companies to perform additional studies to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the indications for which the referenced product was approved, as well as for any new indications sought by the Section 505(b)(2) applicant. We use this path for the submission of EmPAC since it represents a new formulation for Taxol®.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is valid or will not be infringed by the new product. If the applicant does not challenge the listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.

Fast Track Approval

The Federal Food, Drug, and Cosmetic Act, as amended, and FDA regulations provide certain mechanisms for the accelerated “Fast Track” approval of potential products intended to treat serious or life-threatening illnesses which have demonstrated the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the preclinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, NDAs to be approved on the basis of valid indirect measurements of benefit of product effectiveness, thus accelerating the normal approval process. In the future certain potential products employing our technology might qualify for this accelerated regulatory procedure. Even if the FDA agrees that these potential products qualify for accelerated approval procedures, the FDA may deny approval of our drugs or may require additional studies before approval. The FDA may also require us to perform post-approval, or Phase 4, studies as a condition of such early approval. In addition, the FDA may impose restrictions on distribution and/or promotion in connection with any accelerated approval, and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the potential product. We plan on pursuing this regulatory strategy for CPI-613, since CPI-613 has been shown to be effective against pancreatic carcinoma in certain animal studies conducted.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. These, very limited, circumstances are (i) an inability to supply the drug in sufficient quantities or (ii) a situation in which a new formulation of the drug has shown superior safety or efficacy. This exclusivity, however, also could block the approval of our product for seven years if a competitor obtains earlier approval of the same drug for the same indication.

We have obtained orphan drug designation for CPI-613 in the treatment of pancreatic carcinoma. Obtaining FDA approval to market a product with orphan drug exclusivity may not provide us with a material commercial advantage.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization application (“MAA”). The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure (“MRP”).

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our investigational drugs or approval of new diseases for our existing products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Other Government Regulation

Our research and development activities use biological and hazardous materials that are dangerous to human health and safety or the environment. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from these materials. We are also subject to regulation by the Occupational Safety and Health Administration, or OSHA, and federal and State environmental protection agencies and to regulation under the Toxic Substances Control Act.

In addition, once our products are marketed commercially, we will have to comply with the various laws relating to the Medicare, Medicaid and other federal healthcare programs. These federal laws include, by way of example, the following:

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The anti-kickback statute (Section 1128B(b) of the Social Security Act) prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs;

•
The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

•
The anti-inducement law (Section 1128A(a)(5) of the Social Security Act), which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

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The False Claims Act (31 U.S.C. § 3729 et seq.), which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs);

•
The Civil Monetary Penalties Law (Section 1128A of the Social Security Act), which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

Patents, Trademarks, Licenses, etc.

Patents and Proprietary Rights

We patent the technology, inventions and improvements that we consider important to the development of our business. As of September 30, 2006, we owned or had exclusive rights to three issued U.S. patents, two pending U.S. patent applications and related foreign patents and patent applications.

Intellectual Property Related to AEMD

Our AEMD-related CPI-613 product candidates are covered by two issued United States patents - U.S. Patent No. 6,331,559, which expires on October 26, 2019, and U.S. Patent No. 6,951,887, which expires on October 24, 2020. These patents are assigned to the Research Foundation of State University of New York, which has exclusively licensed them to us. In addition, there are three foreign counterpart patents for U.S. Patent No. 6,331,559 - EP 1 124 820 (validated in France, Germany, Italy, Spain, and the United Kingdom and issued on September 22, 2004), AU 774362 (issued on June 24, 2004) and MX 237156 (issued May 24, 2006). These patents expire in, 2019. There are also pending counterpart patent applications in Brazil, Canada, Europe, India, Israel and Japan. Under the Hatch-Waxman Act in the United States and similar laws in Europe, there are opportunities to extend patent term for up to five years. Although we believe that our AEMD product candidates may meet the criteria for patent term extensions, there can be no assurance that we will obtain such extensions.

Intellectual Property Related to Emulsiphan

We have in-licensed U.S. Patent No. 5,215,680, which expires June 1, 2010. This patent is assigned to Cavitation-Control Technology, Inc. and licensed worldwide for cancer treatment to us. In addition, there are two foreign counterpart patents for U.S. Patent No. 5,215,680 - EP 0467031 (validated in France, Germany, Italy and the United Kingdom and issued on July 30, 1997) and AU 657480 (issued on March 16, 1995).These patents expire in 2011. Additionally we have in-licensed foreign. patents No. CA 1,267,055 (issued March 27, 1990); JP 1,815,442 (issued 1994).These patents expire in March and June 2007, respectively.

Furthermore, there are two pending U.S. patent applications related to Emulsiphan nanoparticles - U.S. Patent Application No. 10/172,724, filed June 14, 2002, and U.S. Patent Application No. 10/974,892, filed October 27, 2004; these patents are assigned to us. In addition, there are pending foreign counterpart patent applications corresponding to U.S. Patent Application No. 10/172,724: in Australia, Brazil, Canada,, Europe, Israel, Mexico, Japan, and South Korea, all of which were filed in 2003. Under the Hatch-Waxman Act in the United States and similar laws in Europe, there are opportunities to extend patent term for up to five years. Although we believe that our Emulsiphan product candidate may meet the criteria for patent term extensions, there can be no assurance that we will obtain such extensions.

Our ability to build and maintain our proprietary position for our technology and drug candidates will depend on our success in obtaining effective patent claims and enforcing those claims once granted. The patent positions of pharmaceutical companies like ours are generally uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of patent claims has emerged to date in the United States. The patent situation outside the United States is even more uncertain. We do not know whether any of our patent applications or those patent applications to which we obtain rights under a license will result in the issuance of any patents. The patents we own or license and those that may issue in the future, may be challenged, invalidated or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages.

We may not be able to develop patentable products or be able to obtain patents from pending patent applications. Even if patents are issued, they may not be sufficient to protect the technology and drug candidates owned by or licensed to us. These current patents and patents that may issue in the future may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantage to us. Patent applications filed before November 29, 2000, in the United States are maintained in secrecy until patents issue. Later-filed U.S. applications and patent applications in most foreign countries generally are not published until at least 18 months after they are filed. Scientific and patent publication often occurs long after the date of the scientific discoveries disclosed in those publications. Accordingly, we cannot be certain that we were the first to invent the subject matter covered by any patent application or that we were the first to file a patent application for any inventions.

Our commercial success depends on our ability to operate without infringing patents and proprietary rights of third parties. We cannot determine with certainty whether patents or patent applications of other parties may materially affect our ability to conduct our business. The existence of third party patent applications and patents could significantly reduce the coverage of patents owned by or licensed to us and limit our ability to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties and these claims are ultimately determined to be valid, we may be enjoined from pursuing research, development or commercialization of products, or be required to obtain licenses to these patents or to develop or obtain alternative technology.

We may need to commence litigation to enforce any patents issued to us or to determine the scope and validity of third party proprietary rights. Litigation would result in substantial costs, even if the eventual outcome is favorable to us. An adverse outcome in litigation could subject us to significant liabilities to third parties and require us to seek licenses of the disputed rights from third parties or to cease using the technology if such licenses are unavailable.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect.

We seek to protect our proprietary information by requiring our employees, consultants, contractors and other advisers to execute nondisclosure and assignment of invention agreements upon commencement of their employment or engagement. Agreements with our employees also prevent them from bringing the proprietary rights of third parties to us. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials. There can be no assurance that these agreements will provide meaningful protection, that these agreements will not be breached, that we will have an adequate remedy for any such breach, or that our trade secrets will not otherwise become known or independently developed by a third party.

The biotechnology and pharmaceutical industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. For so long as our product candidates are in clinical trials, we believe our clinical activities fall within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States, which exempts from patent infringement liability activities reasonably related to the development and submission of information to the FDA. This exemption does not apply to commercialization activities, however, so if our product candidates are commercialized, the possibility of a patent infringement claim against us increases. We attempt to ensure that our clinical product candidates and the methods we employ to manufacture them, as well as the methods for their use we intend to promote, do not infringe other parties’ patents and other proprietary rights. However, there can be no assurance that they do not, and competitors or other parties may assert that we infringe their proprietary rights in any event.

Our Strategies and Objectives

Our key strategies and objectives include:

o Balanced risk strategy of advancing quickly towards the market with an improved reformulated version of a known and approved drug, while following with the development of novel AEMD compounds.

o Partnering to meet near term, preclinical testing, cGMP manufacturing and worldwide marketing, sales and distribution requirements.

o Clinical development plan to support competitive strategies and value added pricing.

o Development of follow on products to further optimize base technologies for specific indications by route of delivery, chemical composition and formulation, including orphan drug indications.

o Development of infrastructure to support the future growth.

Manufacturing and Supply

We and any third-party manufacturers or suppliers must continually adhere to federal regulations setting forth requirements, known as current good manufacturing practices, or cGMP, and their foreign equivalents, which are enforced by the FDA and other national regulatory bodies through their facilities inspection programs. If our facilities, or the facilities of our manufacturers or suppliers, cannot pass a pre-approval plant inspection, the FDA will not approve the marketing of our product candidates. In complying with cGMP and foreign regulatory requirements, we and any of our potential third-party manufacturers or suppliers will be obligated to expend time, money and effort in production, record-keeping and quality control to ensure that our products meet applicable specifications and other requirements. We currently outsource the manufacture of our products to third-party contract manufacturers.

The EmPAC product for use in human clinical trials is currently manufactured by a single-source contract manufacturer. We currently purchase the active pharmaceutical ingredient (API) in EmPAC, paclitaxel, from a qualified third party. We have identified other potential sources of paclitaxel and plan to select more than one of these providers as an alternative source of paclitaxel API for use in the manufacture of EmPAC product for commercial sale. We currently do not have a sufficient supply of the finished product to conduct our planned clinical trials. We expect that finished product will be manufactured, tested and released for our use in clinical trials in the second half of 2007, although there is no guarantee that the scale-up required in order to achieve this production or adequate drug product filling resources will be reached in that time frame, if at all.

The production of CPI-613 employs small molecule organic chemistry procedures that are standard for the pharmaceutical industry. We currently rely on one contract manufacturer for the manufacture of API and final drug product of CPI-613. We intend to continue to use our financial resources to accelerate the development of our product candidates during the earlier clinical phases of their development rather than diverting resources to establishing our own full-scale manufacturing facilities in the near future.

Sales and Marketing

We expect to hire our own sales force or contract with a third party to market our cancer drugs. We expect to maintain commercial rights to our cancer products in the United States and potentially in Europe and other select locations. Because the United States cancer market is relatively concentrated, we believe we can target it with a relatively small specialized sales force. We may pursue strategic collaborations to commercialize our products in other territories. We currently have no marketing, sales or distribution capabilities. In order to commercialize any of our drug candidates, we must develop these capabilities internally or through collaborations with third parties.

EMPLOYEES

We employ 13 employees on a full-time basis, of which 4 are engaged in administration and 9 are in engaged in research and development activities.

DESCRIPTION OF PROPERTY

We lease a 10,283 square feet of fully-equipped laboratory and administrative offices in Cranbury, New Jersey. The lease commenced on July 24, 2006 and terminates on July 23, 2016. During the first five years of the term of the lease, the monthly base rent is $13,711 and an additional $4,344 monthly in incidental charges which are subject to change annually. Beginning on the fifth anniversary of the commencement date of the lease and ending on the termination date of the lease, the monthly base rent will be increased by 15% of the base monthly rent.

We also lease approximately 3,000 square feet of lab space at the Long Island High Technology Incubator at the State University of New York. The monthly rent is $5,875 per month including an energy surcharge of $625 and the lease terminates on February 28, 2007. This lease, historically, has been a year to year lease and we anticipate that we will renew the lease in whole or in part for another year, though there can be no guarantees that we will be offered a new lease.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

As January 31, 2007, our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Age	Position Held with our Company	Date First Elected or Appointed
Robert Shorr, Ph.D., D.I.C.	53	Chief Executive Officer and Director	March 2002
Robert Rodriguez	45	President & COO, Treasurer and Director	March 2002
Clifford H. Straub, Jr.	62	Vice President and Chief Financial Officer	March 2005
David A. Polinsky, Esq.	35	Vice President and General Counsel, Corporate Secretary and Director	March 2002
H. Gilbert Polinsky, Esq.	75	Chairman of the Board	March 2002
Stuart Polinsky	40	Director	March 2002
Bernard Gross	37	Director	September 2002
Jonathan Blum	50	Director	October 2005

Business Experience

Robert Shorr, Ph.D.D.I.C. has been our Chief Executive Officer since March 2002. From 1991 until 1998, Dr. Shorr served as Vice President Science and Technology and as Vice President for Research and Development at Enzon Inc. (NASDAQ:ENZN). Dr. Shorr was responsible for management of the co-development, with Schering Plough, of a longer acting less frequent dosing form of alfa interferon. The product, PEG INTRON A, is now approved in the US and Europe. While at Enzon, Dr. Shorr was also responsible with senior management for the acquisition of GENEX and the platform technology patent estate for single chain antibodies as well as in-licensing and out-licensing business development activities. From 1998, until 2002, Dr. Shorr was the Chief Scientist for United Therapeutics (NASDAQ:UTHR), and was responsible for the discovery of a longer acting form of Prostacyclin. Prostacyclin and its analogues have been used for treatment of pulmonary hypertension, as well as peripheral vascular disease. From 1998 until 2005, Dr. Shorr served as a Director of Business Development for the State University of New York at Stony Brook Center for Biotechnology where he was responsible for working with faculty and the university technology transfer office to establish grant funded entrepreneurial programs for promising commercializable technology. From 1982 until 1988, Dr. Shorr served as Associate Director for Molecular Pharmacology at SmithKline and French, Upper Marion, PA. Dr. Shorr received his Ph.D. and D.I.C. in Biochemistry from the University of London Imperial College of Science and Technology, London England.

Robert Rodriguez has been our President and Chief Operating Officer since 2002. From 1991 until 1999, Mr. Rodriguez held key marketing and business development positions at Enzon, Inc.(NASDAQ: ENZN), a drug delivery and recombinant engineered antibody company and Sienna Biotech, Inc. a medical diagnostic systems company that served as the basis for American Standard Inc.’s’ Medical Products business unit. Mr. Rodriguez has also served as a consultant to a number of companies regarding strategic and business development related issues, including Principia Pharmaceutical Corporation (recently acquired by Human Genome Sciences, Inc. (NASDAQ: HGSI)) and Peprotech, Inc. Mr. Rodriguez has also held technical positions at Johnson & Johnson, the Lindsey F. Kimball Research Institute of the New York Blood Center, the Department of Pharmacological Sciences at the State University of New York at Stony Brook and the Hospital of the Albert Einstein College of Medicine. Mr. Rodriguez received his MBA in focused in technological entrepreneurship from the Rensselaer Polytechnic Institute, a Bachelor of Science degree in Biochemistry from the State University of New York at Stony Brook and is a Certified Medical Laboratory Technician. He is a member of the Licensing Executive Society and has received certification from the Harvard/MIT Program on Negotiation.

Clifford H. Straub, Jr. has been our Vice President and Chief Financial Officer since March 2005. From 2000 until 2005, Mr. Straub was a Director in the corporate finance area of FTI Consulting, Inc., a provider of corporate finance/restructuring, litigation support, forensic accounting, and economic consulting. Mr. Straub held key financial positions in several public companies including Pharmaceutical Formulations, Inc., an over-the-counter generic drug manufacturer and marketer, and West Pharmaceutical Services, Inc. (formerly Paco Pharmaceutical Services, Inc.), a contract packaging and manufacturing services company primarily serving the pharmaceutical and personal healthcare products market. Mr. Straub started his career at Ernst & Young. Mr. Straub received his B.A. degree in Accounting and Economics from Upsala College and is a Certified Public Accountant in the State of New Jersey. He is a member of the New Jersey Society of Certified Public Accountants, American Institute of Certified Public Accountants, and Financial Executives International.

David A. Polinsky, Esq. has been our Vice President and General Counsel, and Corporate Secretary since March 2002. From 2001 until 2002 Mr. Polinsky has served as Vice President and General Counsel for a NY based real estate investment and management company. Mr. Polinsky earned his Juris Doctorate from Fordham University School of Law and his Bachelor of Arts from Yeshiva University. Mr. Polinsky is admitted to the New York State Bar.

Non-Employee Board of Directors

H. Gilbert Polinsky has been Chairman of the Board since March 2002. Mr. Polinsky is an attorney with over 40 years of practice in the fields of commercial and business law and is self employed. He is a member of the New York State Bar and Brooklyn Bar Associations. Mr. Polinsky is admitted to practice law in the Appellate Division, Second Department, State of New York, the Eastern District of the United States of America, Southern District of the United States of America and the Supreme Court of the United States of America. Mr. Polinsky holds a Juris Doctorate from Brooklyn Law School.

Stuart Polinsky has been a director since March 2002. Mr. Polinsky is a founder of and partner in The Cornerstone Group, a boutique real estate consulting, brokerage and development firm. At The Cornerstone Group, Mr. Polinsky serves as a consultant to numerous private corporations, foundations and not-for-profit firms. Early in his career Mr. Polinsky served for many years as a consultant to the New York State Empire State Development Corporation on the redevelopment of 42nd Street/Times Square. Currently, Mr. Polinsky serves as an advisor to Columbia University on their development plans for a campus expansion, and has guest lectured at Columbia University. Mr. Polinsky has been appointed by the city council as a Board Member of the Economic Development Corporation in Teaneck, New Jersey. Mr. Polinsky holds an M.S. in Real Estate Development from Columbia University and a Bachelor of Arts from Yeshiva University. He is a New York State and State of New Jersey licensed real estate broker.

Bernard Gross has been a director since September, 2002. Since 2006, Mr. Gross is the President and CEO of BG Capital Management LLC. From 1975 to 2006, Mr. Gross worked for Paramount Capital, Inc., a boutique investment bank in New York that focuses on the biotechnology sector. Prior to joining Paramount Capital, he worked at the French bank Societe Generale on the derivatives desk, where he developed strategy, wrote a daily newsletter, and executed trades for an institutional client base. Mr. Gross is a graduate of New York University Stern School of Business.

Jonathan Blum has been a director since October 2005. Since February 2006, Mr. Blum has been a managing director and head of investment banking at New York Global Securities. Mr. Blum has 20 years of client advisory experience on Wall Street and as a consultant. Prior to joining New York Global Securities, Mr. Blum was a Managing Director and Head of the Advisory practice at Jesup & Lamont Securities from 2002 to 2006. Prior to Jesup & Lamont, Mr. Blum was a Managing Director at Prudential Securities Incorporated responsible for the firm’s Real Estate, Energy and Consumer M&A practices. Before joining Prudential Securities, Mr. Blum was a Director of M&A at Salomon Smith Barney and a Managing Director in the M&A practice of Chase Securities, Inc. Mr. Blum graduated summa cum laude with a B.S. in finance from Boston University and received an M.B.A. with distinction from the Harvard Business School.

Background Information on Certain Key Employees and Consultants

Richard Lutes, M.D., has served as consultant to us in the capacity of Chief Medical Officer since May 2005. Dr. Lutes received his BS and MD degrees from the University of Illinois. He completed his residency in internal medicine at Thomas Jefferson University in Philadelphia and a fellowship in hematology at the Cardeza Foundation for Hematological Research in Philadelphia.

In 1974 he founded the Waterbury Hematology Oncology Associates in central Connecticut. Dr. Lutes is highly regarded for his involvement in medical teaching and conducting numerous clinical trials in conjunction with the University of Connecticut, Yale University and the Eastern Cooperative Oncology Group. Dr. Lutes held appointments as Clinical Professor of Medicine at Yale University College of Medicine and the University of Connecticut College of Medicine.

Dr. Lutes joined Bayer Pharmaceutical Division in 1992 as Director of Clinical Services. He also worked as Chief Medical Officer for the Biological Products Division and directed scientific studies, drug information and medical communications and worked on medical oncology drug launch programs.

King C. Lee, Ph.D. has served as Vice President, Regulatory and Clinical Affairs. Dr. Lee since 2004 and was the Vice President of Regulatory Affairs, for Acorda Therapeutics prior to joining us. From 2001 to 2003, Dr. Lee was Executive Director of Regulatory Affairs/Quality Assurance with ATON Pharmaceuticals (purchased by Merck in 2003). Prior to Aton, Dr. Lee was the Director of Regulatory Affairs/Quality Assurance for VION Pharmaceuticals from 1996 through 2001, and was the Manager of Regulatory Affairs/Clinical Affairs for IBEX Technologies from 1993 to 1996.

Dr. Lee has authored and co-authored over 40 publications (scientific and professional papers, books and review articles) and numerous scientific abstracts. Dr. Lee received his Ph.D. in Pharmacology from the University of Kentucky in 1983 and was certified by the Regulatory Affairs Professionals Board in 1994.

Committees of the Board

We do not have a Compensation Committee.

Our board of directors has established an audit committee, which is composed of Bernard Gross and Jonathan Blum.

Family Relationships

David Polinsky, our general counsel, and vice president, investor relations, is the son of H. Gilbert Polinsky, the chairman of our Board and brother of Stuart Polinsky. Harriet Polinsky, one of our shareholders, is the spouse of H. Gilbert Polinsky

Involvement in Certain Legal Proceedings

Other than as discussed herein, none of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

Our board of directors has determined that it has one member of its audit committee, Jonathan Blum, who qualifies as an "audit committee financial expert" as defined in the Rules of the Securities and Exchange Commission. Mr. Blum is an independent director. In determining the independence of the members of the Audit Committee, we used the definition of independence set forth in the listing of standards of the National Association of Securities Dealers.

MEDICAL ADVISORY BOARD (“MAB”)

We currently have a four (4) person MAB. Our current compensation policy for our MAB, is to compensate them through the issuance of stock options for their joining our MAB and/or providing additional services. We provide cash compensation based on meetings attended and reimbursement for expenses.

Owen A. O’Connor, MD, PhD, is an Attending Physician in the Department of Medicine at Memorial Sloan Kettering Cancer Center in New York City, where he is the Head of the Laboratory of Experimental Therapeutics for the Lymphoproliferative Malignancies. His research interests focus on the discovery and development of novel small molecules for the treatment of hematologic malignancies. Dr. O’Connor received his Ph.D. from the New York University School of Medicine in Biochemical Toxicology and Chemical Carcinogenesis, and his M.D. from the University of Medicine and Dentistry of New Jersey. He then went on to do a medical internship and residency at the The New York Hospital-Cornell University Medical Center. Following his medical residency, he did a fellowship in Medical Oncology at the Memorial Sloan Kettering Cancer Center, and a Fellowship in Clinical Pharmacology at the New York Hospital-Cornell University Medical School.

Franco M. Muggia MD is the Anne Murnick Cogan and David H. Cogan Professor of Oncology / Director, Division of Medical Oncology/Associate Director for Clinical Research. He is the Director of the Kaplan Comprehensive Cancer Center and of the Breast Cancer Research Program and Director, Division of Medical Oncology at NYU Medical Center. He received his Medical degree from Cornell Medical College, interned at Bellevue Hospital, did residency training at Hartford Hospital and Delafield Hospital (Columbia) and completed his oncology fellowship Columbia University College of Physicians and Surgeons. His special area of interest is gynecological oncology.

Peter J. Rosen, MD, formerly Professor of Clinical Medicine and Director, Solid Tumor Division, at University of California Los Angeles, is now an Emeritus Professor at UCLA. He is currently the Medical Director of Tower Cancer Research Foundation and engaged in performing clinical trials for a multimember practice in Beverly Hills, California. Dr. Rosen received his medical degree from University of Southern California. His postgraduate training included an internship and residency at Johns Hopkins University and fellowships in medical oncology at National Institutes of Health, National Cancer Institute, and in hematology at University of Southern California School of Medicine. He is board certified in internal medicine with subspecialty certification in hematology and oncology.

Marie Fuerst RN is the manager of the Tower Cancer Research Foundation. The Foundation which is located in Beverly Hills, California is a non-profit organization, formed in 1996, dedicated to finding more effective treatments for cancer. The Foundation conducts leading edge clinical trials from Phase I to Phase IV and currently is conducting over 50 active clinical trials.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid during the two years ended December 31, 2006 and 2005 to our Chief Executive Officer, our two most highly compensated executive officers and one non-executive officer employee. No other officers or directors received annual compensation in excess of $100,000 during the last two fiscal years.

SUMMARY COMPENSATION TABLE
Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Shorr - CEO	2006	230,000							230,000
	2005	208,530							208,530

Robert Rodriquez - President & COO	2006	168,141							168,141
	2005	168,141							168,141

Clifford H Straub, Jr - VP & CFO (1)	2006	150,000			39,332				189,332
	2005	115,401			29,499				144,900

King Lee - VP of Regulatory Affairs (2)	2006	150,000			38,587				188,587
	2005	142,401							142,401

(1)	Mr. Straub became the our Chief Financial Officer in March 2005.

On April 1, 2005, a stock option was awarded to Mr. Straub as a signing bonus for joining us. The exercise price of the option is $1.00 per share, which was equal to the our estimate of the market value on the grant date, and vests over four years at a rate of 25% per year. The option terminates on March 31, 2015, unless Mr. Straub’s employment is terminated sooner. The option award amount shown in the table above reflects the compensation expense recorded by us for the respective year under the provisions of Financial Accounting Standards Board SFAS No. 123 and SFAS No. 123R. We adopted SFAS No. 123R on January 1, 2006. The fair value recognition of SFAS No. 123 and SFAS No. 123R were materially consistent with respect to the calculation of the compensation charge. The total compensation is being amortized over the vesting period.

(2)	Dr. Lee is not an executive officer.

On April 1, 2006, a fully vested stock option was awarded to Dr. Lee for his past contributions to us. The exercise price of the option is $1.25 per share, which was equal to our estimate of the market value on the grant date The option terminates on March 31, 2016, unless Dr. Lee’s employment is terminated sooner. The option award amount shown in the table above reflects the compensation expense recorded by us under the provisions of Financial Accounting Standards Board SFAS No. 123R. The total compensation is being recognized since the option is fully vested.

Our executive officers have employment agreements which are discussed in the section “Executive Officers, Directors, and Key Employees - Employment Agreements”.

Equity Compensation Plan Information

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised options, unvested shares of common stock and any awards under an equity incentive plan as of December 31, 2006 for our Chief Executive Officer and our two most highly compensated executive officers other than the Chief Executive Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards (2)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Clifford H. Straub, Jr.	0	175,000		$1.00	3/31/2015	131,250	164,063(1)

(1)There is no market for our stock. We believe that the shares will sell between $1.25 and $1.75 per common share until a market for our stock develops. The market value used was $1.25 per share as of December 31, 2005 based upon a management’s valuation as of that date. Such options vest equally over four years from date of issuance.

(2) Excludes Dr. Lee as he is not an executive officer. No options have been grant to executive officers other than Mr. Straub.

Our directors and stock holders have approved our 2005 Incentive Stock Plan. The plan covers 2,500,000 shares of our common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, and other equity-based incentives to employees, officers, directors and consultants. The plan is administered by the Board, although the Board may delegate the administration to a committee. Pursuant to the Plan, we have granted options to purchase shares of common stock totaling 1,163,000 as of January 31, 2007. Options intended to be incentive stock options may be granted to officers and directors who are our employees. The exercise price of incentive stock options is determined as follows:

Any incentive stock option granted to a person who at the time the option is granted owns more than ten percent of the voting power of all classes of our stock shall have an exercise price of no less than 110% of the fair market value of the stock on the date of grant and incentive stock options granted to a person who at the time the option is granted owns less than ten percent of our outstanding stock shall have an exercise price of no less than 100% of the fair market value of the stock on the date of the grant.

We will not grant an Incentive Stock Option under the Plan to any employee if such grant would result in such employee holding the right to exercise for the first time in any one calendar year, under all Incentive Stock Options granted under the Plan or any other plan maintained by us with respect to shares of stock having an aggregate fair market value as of the date the option is granted in excess of $100,000.

Any option granted to an employee of ours must be exercised within ten years of the grant. In addition no less than twenty percent of the shares covered by such option grant shall vest annually. No option shall be exercisable in whole or in part prior to one year from the date it is granted unless the Board shall specifically determine otherwise. No option shall be exercisable more than ten years from the date it was granted.

Option holders do not recognize taxable income upon the grant of such either incentive or non-qualified stock options. When employees exercise incentive stock options, they will not recognize taxable income upon exercise of the option, although the difference between the exercise price and the fair market value of the common stock on the date of exercise is included in income for purposes of computing their alternative minimum tax liability, if any. If certain holding period requirements are met, their gain or loss on a subsequent sale of the stock will be taxed at capital gain rates. Generally, long-term capital gains rates will apply to their full gain at the time of the sale of the stock, provided that they do not dispose of the stock made within two years from the date of grant of the option or within one year after your acquisition of such stock, and the option is exercised while they are employed by us or within three months of the termination of their employment or one year in the event of death or disability, as defined in the Internal Revenue code.

In general, upon the exercise a non-qualified option, the option holders will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares on the date they exercise the option. Subject to certain limitations, we may deduct that amount as an expense for federal income tax purposes. In general, when the holders of shares issued on exercise of a nonqualified stock option sell their shares, any profit or loss is short-term or long-term capital gain or loss, depending upon the holding period for the shares and their basis in the shares will be the fair market value on the date of exercise.

Employment Agreements

We have entered into employment agreements with Robert Shorr and Robert Rodriguez. Dr. Shorr’s and Mr. Rodriguez’s employment agreements as Chief Executive Officer and Chief Science Officer, and President and Chief Operating Officer, respectively, provide for an annual base compensation of $230,000 and $168,141, respectively, and provide for increases as approved by the Board and a bonus at the discretion of the Board. Such agreements are for 36 months to January 21, 2010 and the terms renew automatically for two additional years unless terminated earlier. In addition, the employment agreements provide that if the executive were to terminate employment for any Good Reason which is equivalent to a constructive termination (as defined in the employment agreement) or we terminated the employment agreement without cause, the executive would be entitled to all accrued base compensation including benefits and bonuses, plus 12 months base compensation including benefits. If the executive’s employment is terminated due to a change in control (as defined in the agreement), then the severance compensation paid would be increased to 18 months. If the employee is terminated for cause then there would be no severance payments or benefits owing to executive. In the event that such executive is continuously disabled for 12 months and unable to perform duties or is deceased then the employment would be terminated and employee would receive compensation to the lesser of the end of the employment term or twelve months from that date. Executive is entitled to receive incentive stock and stock options in accordance with the 2005 Cornerstone Pharmaceuticals, Inc., Incentive Stock Plan.

As of April 1, 2005, we entered into an employment agreement with Clifford H. Straub Jr., our Vice President and Chief Financial Officer. Unless terminated sooner pursuant to the terms of the employment agreement, the term of Mr. Straub’s employment agreement is for one year and automatically renews for successive one (1) year terms unless it is terminated by either party. Mr. Straub’s employment agreement provides for a base annual compensation of $150,000, which shall be reviewed each year and may be increased at the sole discretion of our Board. Upon joining us as Vice President and Chief Financial officer, Mr. Straub received an option to purchase 175,000 shares of Common Stock. Upon the completion of an underwritten initial public offering, Mr. Straub’s compensation will be increased by $25,000. Mr. Straub is also eligible to receive shares of our common stock and options to purchase shares of our common stock in accordance with the 2005 Cornerstone Pharmaceuticals, Inc., Incentive Stock Plan. In addition, the employment agreement provides that if the Mr. Straub was to terminate employment for any reason except for good cause (as defined), he would be entitled to 6 months base compensation including benefits. If his employment is terminated due to a change in control (as defined in the Agreement), then the severance compensation paid would be 12 months.

We have entered into employment agreement with David Polinsky. Mr. Polinsky’s employment agreement as Vice President and General Counsel and Corporate Secretary provides for an annual base compensation of $96,000, provides for increases as approved by the Board and a bonus at the discretion of the Board. Such agreement is for 36 months to January 21, 2010 and the term renews automatically for two additional years unless terminated earlier. In addition, the employment agreement provides that if the executive was to terminate employment for any Good Reason which is equivalent to a constructive termination (as defined in the employment agreement) or we terminated the employment agreement without cause, the executive would be entitled to all accrued base compensation including benefits and bonuses, plus 12 months base compensation including benefits. If the executive’s employment is terminated due to a change in control (as defined in the agreement), then the severance compensation paid would be increased to 18 months. If the employee is terminated for cause then there would be no severance payments or benefits owing to executive. In the event that such executive’s employment is continuously disabled for 12 months and unable to perform duties or is deceased then the employment would be terminated and employee would receive compensation to the lesser of the end of the employment term or twelve months from that date . Executive is entitled to receive incentive stock and stock options in accordance with the 2005 Cornerstone Pharmaceuticals, Inc., Stock Plan.

The following table sets forth compensation paid to our non-employee directors during the year ended December 31, 2006:.

DIRECTOR COMPENSATION (3)

Name	Fees Earned and Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bernard Gross (1)						74,000	74,000
Jonathan Blum (2)			29,456				29,456

(1)
Mr. Gross received $24,000 in connection with a consulting agreement that was replaced by a Board of Directors Retainer Agreement (described below), and finder’s fees of $50,000 and warrants to purchase 43,197 shares of common stock in connection with a 2005 private placement.

(2)
On October 1, 2005, a stock option was awarded to Mr. Blum for joining our Board. The exercise price of the option is $1.00 per share, which was equal to our estimate of the market value on the grant date, and vests over a four year period. The option terminates in 10 years from the date of grant. The option award amount shown in the table above reflects the compensation expense recorded by us for the respective year under the provisions of Financial Accounting Standards Board SFAS No. 123 and SFAS No. 123R. We adopted SFAS No. 123R on January 1, 2006. The fair value recognition of SFAS No. 123 and SFAS No. 123R were materially consistent with respect to the calculation of the compensation charge. The total compensation is being amortized over the vesting period.

(3)	No other directors received compensation during 2006. No compensation was paid out in 2006 relating to Board participation.

We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments, however, we do enter into individually negotiated agreements pursuant to which a director will serve on our board. Employee directors are not compensated for their service on the Board.

We have entered into a Board of Directors Retainer Agreement with Jonathan Blum, pursuant to which is serving as a member of our Board of Directors. Pursuant to this agreement, Mr. Blum receives a fee of $2,000 per meeting attended personally, $1,000 per committee meeting attended personally and $500 for each telephonic meeting he participates in. In addition, Mr. Blum received upon agreeing to join the board of directors received an option to purchase 130,000 share of our Common Stock in 2005.

We have entered into a Board of Directors Retainer Agreement with Mr. Bernard Gross. Pursuant to which Mr. Gross receives monthly compensation of $2,000 per month. Additionally, Mr. Gross receives a fee of $2,000 per meeting attended personally, $1,000 per committee meeting attended personally and $500 for each telephonic meeting he participates in. The Agreement replaced a previous consulting agreement.

We have entered into a Board of Directors Retainer Agreement with Stuart Polinsky, pursuant to which is serving as a member of our Board of Directors. Pursuant to this agreement, Mr. Polinsky receives a fee of $2,000 per meeting attended personally, $1,000 per committee meeting attended personally and $500 for each telephonic meeting he participates in.

We have entered into a Board of Directors Retainer Agreement with H. Gilbert Polinsky, pursuant to which he is serving as Chairman of the Board of Directors. Pursuant to this agreement, Mr. Polinsky receives a fee of $2,000 per meeting attended personally, $1,000 per committee meeting attended personally and $500 for each telephonic meeting he participates in.

The above-described Board of Directors Retainer Agreements are in effect from the date of such director’s election to our Board of Directors and terminate on the last date of such director’s term as a member of our Board of Directors. The agreement is automatically renewed on the date of the director’s reelection to our Board of Directors for the period of such new term unless the Board of Directors determines not to renew the agreement. To the extent that a director serving under the Board of Directors Retainer Agreement, service to us involves out-of-town trips, such travel time may be charged at the rate of $2,000 per day.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Drillick and Stern are members of Altira Capital and Consulting LLC, (“Altira”) a significant investor in us which has common stock. We have entered into a Royalty Agreement with Altira, Robert Shorr, and Robert Rodriguez. Pursuant to the Royalty Agreement, we agreed to pay to Altira (whose members include Messrs. Shorr and Rodriguez) and certain inventors (as defined in the Royalty Agreement), three percent of our net sales (as defined in the Royalty Agreement) of the products and services developed in part by Altira’s principals, Messrs. Shorr and Rodriguez and certain other inventors. Pursuant to the Royalty Agreement, Messrs. Shorr and Rodriguez assigned to us certain intellectual property owned by them or Altira. Additionally, intellectual property developed by Messrs Shorr, Rodriguez and certain other inventors during their employment with us shall become the our property.

In June 2006, a company controlled by Messrs. Drillick and Stern, Cedar Brook East Corporate Center, L.P. (“Landlord”), leased a 10,283 square foot facility to us under a 10 year non-cancelable lease. Such lease requires minimum payments aggregating $1,819,619 over a 10 year period, including base rent and management fees and a rate-based adjustment of 15% in 2011. The Landlord constructed leasehold improvements having an estimated value of $2,056,600 before an up-front landlord allowance of $164,528. The net construction value was paid by us through the issuance of 1,513,658 shares of common stock valued at $1.25 per share and warrant to purchase 378.414 shares of common stock at an exercise price of $1.38 expiring in three years from the date of issue.

In September of 2006, an entity owned by Messrs. Drillick and Stern advanced us $550,000. At December 31, 2006 the advances amounted to $1,425,000. On January 17, 2007 we entered into a subscription agreement with Messrs. Drillick and Stern pursuant to which they are obligated upon a request from us (subject to the conditions of the subscription agreement) to purchase up to 1,250,000 units at $4 per unit, each unit consisting of four shares of common stock and three warrants to purchase common stock. The warrants are exercisable at $1.10 per share and expire three years from the date of execution of the subscription agreement and are callable by us at $2.20 under certain situations. Such outstanding advances are to be paid through the issuance of the units as described above.

We have a Board of Directors Retainer Agreement with Mr. Bernard Gross. Pursuant to the agreement Mr. Gross receives $2,000 per month and director fees of $2,000 per meeting attended personally and $500 for each telephonic meeting. In addition, Mr. Gross is entitled to finders fees in connection with our capital raises. In 2006, Mr. Gross received consulting fees of $24,000 and finders fees of $50,000, including warrants to purchase 43,197 shares of common stock.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2007 by: (i) each director and nominee for director; (ii) each of our current executive officers; (iii) all of our directors and executive officers as a group; and (iv) all those known by us to be beneficial owners of at least five percent of our common stock; and (v) and assumes the conversion of 3,057,500 shares of Series A Preferred stock into shares of common stock upon effectiveness of the registration statement that this prospectus is a part of. Beneficial ownership is determined under rules promulgated by the SEC. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 1 Duncan Drive Cranbury, NJ 08512.

Name and Address	Number of Shares Beneficially Owned (1)	Percentage of Class
Robert Shorr, Ph.D.(2)	9,002,541	37.15%
Robert Rodriguez (3)	9,002,541	37.15%
H. Gilbert Polinsky (4)	3,390,062	15.30%
David Polinsky (5)	432,802	1.97%
Stuart Polinsky (6)	432,802	1.97%
Bernard Gross (7)	545,672	2.46%
Jonathan Blum (8)	241,200	1.09%
Clifford Straub (9)	87,500	*

All Executive Officers and Directors as a group (8 persons) (10)	14,132,579	56.88%
A. Joseph Stern (11)	13,986,490	54.50
Aaron Drillick (12)	9,964,414	40.70
Harriet Polinsky (13)	3,390,062	15.30%
* Less than 1%.
________________

(1)	Assumes in each case that the stockholder exercised all options available to the person that have vested or will vest within 60 days.
(2)
Represents 6,752,541 shares of common stock and 2,250,000 shares of common stock that are issuable upon exercise of warrants granted in 2005 (750,000 of the shares are issuable upon exercise at a price of $1.10 per share; 750,000 of the shares are issuable upon exercise at a price of $1.25 per share; and 750,000 of the shares are issuable upon exercise at a price of $2.00 per share). The shares and warrants are held by Altira Capital and Consulting LLC. Robert Shorr, Robert Rodriguez, A. Joseph Stern and Aaron Drillick are the members of Altira. Messrs. Shorr, Rodriguez, Stern and Drillick disclaim beneficial ownership of these shares.

(3)
Includes 6,752,541 shares of common stock and 2,250,000 shares of common stock that are issuable upon exercise of warrants granted in 2005 (750,000 of the shares are issuable upon exercise at a price of $1.10 per share; 750,000 of the shares are issuable upon exercise at a price of $1.25 per share; and 750,000 of the shares are issuable upon exercise at a price of $2.00 per share). The shares and warrants are held by Altira Capital and Consulting LLC. Robert Shorr, Robert Rodriguez, A. Joseph Stern and Aaron Drillick are the members of Altira Messrs. Shorr, Rodriguez, Stern and Drillick disclaim beneficial ownership of these shares.

(4)
Represents: i) 1,383,714 shares of common stock and 73,851 shares of common stock issuable upon exercise of warrants (24,617 at a price of $1.10 per share, 24,617 at a price of $1.25 per share and 24,617 at a price of $2.00 per share); ii) 1,383,714 shares and 73,851 shares issuable upon exercise of a warrant owned by Mr. Polinsky’s spouse, Harriet Polinsky (24,617 at a price of $1.10 per share, 24,617 at a price of $1.25 per share and 24,617 at a price of $2.00 per share); iii) 40,400 shares and 2,157 shares issuable upon exercise (719 at a price of $1.10 per share, 719 at a price of $1.25 per share and 719 at a price of $2.00 per share) of a warrant held by Metro Urban Management Corp of which Mr. Polinsky is a shareholder; (iv) 410,469 shares and 21,906 shares issuable upon exercise (7,302 at a price of $1.10 per share, 7,302 at a price of $1.25 per share and 7,302 at a price of $2.00 per share) of a warrant in the name of the Colton Family Trust, UTA dated December 10, 2002 of which Harriet Polinsky has voting and control interest. Mr. Polinsky disclaims beneficial ownership of any securities owned by his wife, Metro Urban Management Corp. and the Colton Family Trust, UTA.

(5)	Represents: 410,872 shares and 21,930 shares issuable upon exercise of warrants (7,310 at a price of $1.10 per share, 7,310 at a price of $1.25 per share and 7,310 at a price of $2.00 per share).
(6)	Represents: 410,872 shares and 21,930 shares issuable upon exercise of warrants (7,310 at a price of $1.10 per share, 7,310 at a price of $1.25 per share and 7,310 at a price of $2.00 per share).
(7)	Represents: 375,000 shares and 170,672 shares issuable upon exercise or warrants (127,475 at a price of $1.10 per share, and 43,197 at a price of $1.78 per share).

(8)
Represents 100,000 shares and 141,200 shares issuable upon exercise of an option, the shares issuable upon exercise of options are detailed as follows: i) 75,000 (25,000 at a price of $1.10, 25,000 at a price of 1.25 and 25,000 at a price of $2.00) granted in accordance with an investment; ii) 55,000 options exercisable (at the price of $1 per share) granted upon Mr. Blum’s election to the our Board of Directors of which 30,000 vested upon election date of October 1, 2005 and 25,000 vested on October 1, 2006; and iii) 11,200 shares issuable upon exercise (at a price of $1.10 per share) of a warrant in accordance with fee paid to a Broker/Dealer. Mr. Blum was employed by Jesup and Lamont Securities, Inc. Mr. Blum disclaims any beneficial ownership of the shares issued upon exercise of the warrant by Jesup and Lamont Securities, Inc.

(9)	Includes 87,500 shares issuable upon exercise (at a price of $1.00 per share) of an option granted under the “2005 Cornerstone Pharmaceuticals, Inc. Incentive Stock Plan” which vested on May 1, 2005.
(10)	Includes the holdings of Altira Capital and Consulting, LLC; which Messrs. Robert Shorr and Robert Rodriguez are members of. Messrs. Shorr, and Rodriguez disclaim beneficial ownership of these shares.
(11)
Includes 10,302,400 shares common stock and 3,684,000 shares issuable upon exercise of warrants as follows: i) 6,752,541 shares and 2,250,000 shares issuable upon exercise (750,000 of the shares are issuable upon exercise at a price of $1.10 per share; 750,000 of the shares are issuable upon exercise at a price of $1.25 per share; and 750,000 of the shares are issuable upon exercise at a price of $2.00 per share) of a warrant. The shares and warrants are held by Altira Capital and Consulting LLC. Robert Shorr, Robert Rodriguez, A. Joseph Stern and Aaron Drillick are the members of Altira (Messrs. Stern, Drillick, Shorr, and Rodriguez disclaim beneficial ownership of these shares).; ii) 680,000 shares directly owned; iii) 1,286,609 shares and 321,652 shares issuable upon exercise of a warrant ( at a price of $ 1.38 per share); iv) 100,000 shares purchased in 2002; v) 1,483,250 shares and 1,112,438 shares issuable upon exercise of a warrant (at a price of $ 1.10 per share).

(12)
Includes 7,461,340 shares and 2,503,074 shares issuable upon exercise of warrants this represents i) 6,752,541 shares and 2,250,000 shares issuable upon exercise (750,000 of the shares are issuable upon exercise at a price of $1.10 per share; 750,000 of the shares are issuable upon exercise at a price of $1.25 per share; and 750,000 of the shares are issuable upon exercise at a price of $2.00 per share) of a warrant. The shares and warrants are held by Altira Capital and Consulting LLC. Robert Shorr, Robert Rodriguez, A. Joseph Stern and Aaron Drillick are the members of Altira (Messrs. Stern, Drillick Shorr, and Rodriguez disclaim beneficial ownership of these shares).; ii) 120,000 shares directly owned; iii) 227,049 shares and 56,762 shares issuable upon exercise of a warrant ( at a price of $ 1.38); iv) 100,000 shares purchased in 2002; v) 261,750 shares and 196,312 shares issuable upon exercise (at a price of $ 1.10 per share) of a warrant.

(13)
Represents: i) 1,383,714 shares and 73,851 shares issuable upon exercise (24,617 at a price of $1.10 per share, 24,617 at a price of $1.25 per share and 24,617 at a price of $2.00 per share) of a warrant owned by Mrs. Polinsky; ii) 1,383,714 shares and 73,851 shares issuable upon exercise (24,617 at a price of $1.10 per share, 24,617 at a price of $1.25 per share and 24,617 at a price of $2.00 per share) of a warrant owned by Mrs. Polinsky’s spouse, H. Gilbert Polinsky (which Mrs. Polinsky disclaims beneficial ownership of; iii) 40,400 shares and 2,157 shares issuable upon exercise (719 at a price of $1.10 per share, 719 at a price of $1.25 per share and 719 at a price of $2.00 per share) of a warrant held by Metro Urban Management Corp (which Mrs. Polinsky disclaims beneficial ownership of; and (iv) 410,469 shares and 21,906 shares issuable upon exercise (7,302 at a price of $1.10 per share, 7,302 at a price of $1.25 per share and 7,302 at a price of $2.00 per share) of a warrant in the name of the Colton Family Trust, UTA dated December 10, 2002 of which Harriet Polinsky has voting and control interest; Mrs. Polinsky disclaims beneficial ownership of these shares.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of stock of which 40,000,000 shares are designated common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of January 31, 2007, there were 21,980,882 shares of common stock, including 3,057,500 shares of preferred stock issued or outstanding.

The following summary of the material provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

COMMON STOCK

The holders of common stock do not have cumulative voting rights and are entitled to one vote per share on all matters to be voted upon by the stockholders. Our common stock is not entitled to preemptive rights. Upon our liquidation, dissolution or winding-up, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of all classes or series of our Series A Preferred Stock. All outstanding shares of our common stock are validly issued, fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the preferential rights of all classes or series of preferred stock that we may issue in the future.

PREFERRED STOCK

10,000,000 shares of our preferred stock, par value $0.001 per share, have been authorized for issuance and our board has designated 6,050,000 shares of Series A Convertible Preferred Stock.

The certificate of designation for the Series A Preferred Stock provides that:

Each share of Series A Preferred Stock is convertible at any time at the option of the holder into our common stock. The initial conversion price per share is $1.00. The rate at which each share of Series A Preferred Stock is convertible into our common stock is determined by dividing the current conversion price into $1.00 (the “Conversion Rate”). In the event we subdivide or combine our outstanding shares of common stock into a greater or lesser number of shares, then the conversion price shall be changed to a price determined by multiplying the conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of shares of common stock outstanding immediately after such subdivision or combination.

Subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series A Preferred Stock, the Series A stockholders are entitled to received dividends if declared by our board out of assets legally available for that purpose. If the Board declares a dividend or distribution on any junior stock (other than those payable solely in our securities), we shall concurrently with the declaration of such dividend or distribution declare a like dividend or distribution on the Series A Preferred Stock in an amount per share equal to: (i) the amount of the dividend or distribution per share of Junior Stock (as defined in the certificate of designation) (or per share of common stock which such junior stock is then convertible, as the case may be) multiplied by (ii) the number of shares of common stock into which one share of Series A Preferred Stock is then convertible.

Except as otherwise provided herein or as required by law, each holder of Shares of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series A Preferred Stock of such holder could be converted at the record date for the determination of the stockholders entitled to vote on such matters or if no such record date is established, at the date such vote is taken.

Except as otherwise expressly provided in our certificate of designations or by-law, the holders of any shares having general voting power to elect the board, including the Series A Preferred Stock and our common stock shall vote together and not as separate classes.

So long as any shares of the Series A Preferred Stock shall be outstanding, we shall not without first obtaining the affirmative vote or written consent of not less than 66 2/3% (which shall be reduced to a majority upon the filing of a company IND) of the outstanding shares of Series A Preferred Stock (the “Required Percentage”) (provided that on and after we file an IND with the U.S. Food and Drug Administration with respect to one of our products the Required Percentage shall mean the holders of a majority of the Series A Preferred Stock) voting separately as a class:

(i) amend or repeal any provision of or add any provision of our Amended and Restated Certificate of Incorporation, dated December 31, 2001 (amended) or our By-Laws if such action would adversely alter the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;
(ii) cause or permit any Liquidation Event or Merger Event (as defined in the certificate of designations) to occur;
(iii) declare or pay any dividend or other distribution on any shares of our capital stock (except dividends payable on the Series A Preferred Stock or solely in shares of Common Stock or other securities of the Corporation), or apply any of our assets (including cash) to the redemption, retirement, purchase or acquisition, or otherwise, of shares of our capital stock or warrants, options or other rights to acquire the same (other than in connection with our the liquidation or dissolution and other than repurchases of shares of Common Stock from our employees or of any of our subsidiaries pursuant to agreements that have been duly approved by the Board and which provide for such repurchases, at the original issue price, upon termination of employment by us or our subsidiaries;
(iv) increase the number of directors constituting the entire Board to more than seven or decrease the number of directors constituting the entire Board to less than three;
(v)create, authorize or issue any of our securities which have equity features, or which are convertible into or exchangeable for any securities of ours that have equity features and which rank senior to or on parity with the Series A Preferred Stock upon liquidation or other distribution of assets, including by way of an increase in the authorized number of shares of Series A Preferred Stock;
vi) reclassify any Junior Stock into shares having any preference or priority upon payment of dividends or upon liquidation or other distribution of assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock;
(vii) incur indebtedness for borrowed money in an amount that would cause the Corporation’s aggregate indebtedness for borrowed money to exceed $10,000,000.
(viii) establish any subsidiary of the Corporation other than a wholly-owned Subsidiary, or sell or transfer any equity securities of any Subsidiary of the Corporation to any person other than us or a wholly-owned Subsidiary of ours;
(ix) acquire the securities or a substantial portion of the assets of any other business for cash;
(x) adopt or amend any stock purchase or option plan or other incentive program or compensation arrangement or otherwise increase the aggregate number of options or other awards issued or issuable by us under any stock purchase plan or option plan or other incentive program or compensation arrangement as a result of which the total number of shares of Common Stock granted or available for grant to directors, officers, employees of and advisors and consultants to, the Corporation under such plan(s), program(s) and arrangement(s) would exceed 2,500,000 shares of Common Stock (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Common Stock); or
(xi) take any action which, by itself, would result in taxation of the holders of Series A Preferred Stock under Section 305 of the Internal Revenue Code (or any comparable provision of the Internal Revenue Code of 1986 as hereafter from time to time amended).

We shall not require the approval of the holders of the Series A Preferred Stock to issue an aggregate of $750,000 worth of parity securities; provided, that such securities have a conversion rate equal to or greater than the Conversion Rate of the Series A Preferred Stock.

In the event of our dissolution or winding up, after payment or provision for payment of our debts and other liabilities, subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior or superior to the shares of Series A preferred Stock with respect to liquidation, holders of our Series A Preferred Stock will receive pro rata (on the basis of the number of shares of Series A Preferred Stock then outstanding) prior and in preference to the holders of any junior stock but on the same basis with shares ranking on parity with the Series A Preferred Stock both (a) $1.00 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock) per share plus declared but unpaid dividends or distributions (other than dividends or distributions in respect of the Liquidation Amount) on the Series A Preferred Stock, if any, and (b) the amount that the holders of Series A Preferred Stock would be entitled to receive if all such holders of Series A Preferred Stock, all other series of Preferred Stock, if any, all holders of Common Stock and all holders of any other securities convertible into, exercisable for or exchangeable for Common Stock on a fully diluted basis, shared the aggregate available proceeds of the applicable Merger Transaction (as defined in out Certificate of Incorporation as amended) (or in the case of a Liquidation Event (as defined in out Certificate of Incorporation as amended)) the assets of the Company available for distribution to our shareholders) pro rata based on the relationship that the number of shares of outstanding common stock issuable upon the conversion of all shares of Series A Preferred Stock bears to the total number of shares of out standing common stock on a fully diluted basis.

The issuance of our preferred stock may have the effect of delaying or preventing a change in control without further action by our stockholders and may adversely affect the voting, dividend and other rights of the holders of our common stock. In addition, as discussed above, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Each share of Series A Preferred Stock will automatically convert into shares of our common stock on the date that the registration statement that this prospectus was a part of is declared effective by the Securities and Exchange Commission.

TRANSFER AGENT AND REGISTRAR

The Company acts as its own transfer agent and registrar for its securities.

MARKET INFORMATION

As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure that a trading market will develop.

COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that to the fullest extent permitted by Article 7 of the New York Business Corporation Law, we shall indemnify all persons whom we have the power to indemnify under Article 7 from and against any and all of the expenses, liabilities or other matters referred to in or covered by Article 7 and this indemnification is not exclusive of any other rights to which any person may be entitled under our By-laws or otherwise, as permitted by the Article as to action in any capacity in which he served at the request of the Corporation. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and our stock holders' rights (through stock holders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent behavior) except under certain situations defined by statue. We believe that the indemnification provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our by-laws provides that to the extent legally permissible, we shall indemnify our directors and officers who are a party or threatened to be made a party to any action or proceeding (other than one by or in our right to procure a judgment in our favor) whether civil or criminal against judgments, fines, amounts paid in settlements and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or other proceeding if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best in our best interest, and in criminal actions or proceedings, in addition had no reason to believe that his conduct was unlawful.

We shall to the extent legally permissible indemnify officers and directors who are threatened to be a party to an action or proceeding by or in the our right to procure a judgment in our favor by reason of the fact that he was an officer or director or ours or at our request was serving as an officer or director of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlements and reasonable expenses, including attorneys’ fees if such director or officer acted in good faith for a purpose which he reasonably believed to be in our best interest, except that no indemnification shall be made in respect of (1) a threatened action or pending action which is settled or otherwise disposed of (2) any claim, issue or matter to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which the action was brought or if no action was brought any court of competent jurisdiction, determines upon application that in view of all of the circumstances of the case the person is entitled to indemnify for such portion of the settlement amount and expenses as the court deems proper.

Expenses incurred in defending a civil or criminal action or proceeding may be paid by us in advance of the final disposition of such action or proceeding upon receipt of an undertaking of such officer or director to repay such amount, as and to the extent, required by Section 725 of the New York Business Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be because there is no trading market in our common stock as of the date of this prospectus. The selling stockholders will sell shares at estimated prices ranging from $1.25 to $1.75 per share until a public market develops for the common stock. In order for a public market to develop, a broker-dealer must make a filing with the NASD, which overseas the over-the-counter market, including the OTC Bulletin Board. If a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable: law.

The selling stockholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, if available, rather than pursuant to this prospectus.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•  obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•  sets forth the basis on which the broker or dealer made the suitability determination; and
•  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants and the options, although there is no assurance that any of the warrants or options will be exercised. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. The following table sets forth the number of shares of the common stock owned by the selling stock holders as of January 31, 2007, and after giving effect to this offering.

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Shares Offered by Selling Stockholder Upon Exercise of Certain Warrants	Number of Shares Benefically Owned Before the Offering and Included In This Prospectus***	Percentage Beneficial Ownership Prior to Offering	Percentage Beneficial Ownership Post Offering	Beneficial Ownership Post Offering
A. Mencachem Goldberger	1,000		1,000	0.00%	0.00%	0.00
Aaron Fertig	5,000	3,750	8,750	0.04%	0.00%	0.00
Abraham Wolfson	15,428	3,857	19,285	0.09%	0.00%	0.00
Alff Aid Inc. (1)	25,000	18,750	43,750	0.20%	0.00%	0.00
Amram Kass P.C. Defined Benefit Pension Plan	100,000		100,000	0.45%	0.00%	0.00
Andrew Cichelli and Barbara Cichelli JT TEN	15,000		15,000	0.07%	0.00%	0.00
Arco Iris LLC (2)	100,000		100,000	0.45%	0.00%	0.00
Areih M. Ben-Mayer	3,000		3,000	0.01%	0.00%	0.00
Balanced Investment, LLC (3)	123,421	30,855	154,276	0.70%	0.00%	0.00
Beatrice Huppert Rosen	107,993	26,998	134,991	0.61%	0.00%	0.00
Benjamin Berger	15,428	3,857	19,285	0.09%	0.00%	0.00
Boom Enterprises L.L.C. (4)	406,221	37,500	443,721	2.02%	0.00%	0.00
Bracha Inc. (5)	100,000		100,000	0.45%	0.00%	0.00
C Samuel and Vida Rodriguez	10,000	7,500	17,500	0.08%	0.00%	0.00
Caroline C. Williamson	50,000		50,000	0.23%	0.00%	0.00
Chaim Blau	6,000		6,000	0.03%	0.00%	0.00
Chaim Herman	50,000		50,000	0.23%	0.00%	0.00
Concordia Partners L.P. (6)	500,000	625,000	1,125,000	4.98%	0.00%	0.00
Congregation Nachlas Maharim Stretin (7)		180,000	180,000	0.81%	0.00%	0.00
Craig Feder & Denise Feder, JTWROS	61,713	15,426	77,139	0.35%	0.00%	0.00
Dale Para		3,050	3,050	0.01%	0.00%	0.00
Daniel Fertig		2,000	2,000	0.01%	0.00%	0.00
Daryl A. LeClair and Melissa B. LeClair JTWROS	123,421	30,855	154,276	0.70%	0.00%	0.00

David Moss	25,000	21,250	46,250	0.21%	0.00%	0.00
David W. Ruttenberg	50,000		50,000	0.23%	0.00%	0.00
Edward P. Meehan	12,000	9,000	21,000	0.10%	0.00%	0.00
Elke R. de Ramirez	35,428	3,857	39,285	0.18%	0.00%	0.00
Fernando Ahumada	24,684	6,171	30,855	0.14%	0.00%	0.00
Fisch Properties, L.P. (8)	77,138	19,285	96,423	0.44%	0.00%	0.00
Gary Loren	77,138	19,285	96,423	0.44%	0.00%	0.00
Gerald Shepps	25,000		25,000	0.11%	0.00%	0.00
Gregory Lencher and Domenica Lencher JT TEN	25,000		25,000	0.11%	0.00%	0.00
Igor Korbatov	30,855	7,714	38,569	0.18%	0.00%	0.00
INB Hauser Pharmaceutical Services (9)	1000	474,000	475,000	2.12%	0.00%	0.00
Israel Living Trust (10)	30,855	7,714	38,569	0.18%	0.00%	0.00
Jacob Kempler Family Partnership L.P. (11)	50,000		50,000	0.23%	0.00%	0.00
James D. Stern	75,000		75,000	0.34%	0.00%	0.00
Jerry Heymann	25,000		25,000	0.11%	0.00%	0.00
Joan M Cox, First Clearing Custodian (12)	10,000	7,500	17,500	0.08%	0.00%	0.00
John Knox		1,000	1,000	0.00%	0.00%	0.00
John S. Osterweis, Trustee for The Osterweis Revocable Trust u/a dated 9/13/93 (13)	25,000		25,000	0.11%	0.00%	0.00
Jonathan Gross and Heddy Gross JT TEN	250,000		250,000	1.14%	0.00%	0.00
Jorge Ahumada	30,855	7,714	38,569	0.18%	0.00%	0.00
Joseph Bourgeois & Michael Edwardsen	30,500	22,875	53,375	0.24%	0.00%	0.00
Karl Ruggeberg	0	43,807	43,807	0.20%	0.00%	0.00
Larry Kessel and Shirley Kessel JT TEN	25,000		25,000	0.11%	0.00%	0.00
Leon Huppert	154,276	38,569	192,845	0.88%	0.00%	0.00
Leonard J. Adams	25,000		25,000	0.11%	0.00%	0.00
Leslie Anderson and Maria Anderson JT TEN	130,855	7,714	138,569	0.63%	0.00%	0.00
Lindsay A. Rosenwald		137,351	137,351	0.62%	0.00%	0.00
Lon C. Elliott	12,500	9,375	21,875	0.10%	0.00%	0.00
Luis Rubio	20,000		20,000	0.09%	0.00%	0.00
Maksim Lyubarskiy	15,000	11,250	26,250	0.12%	0.00%	0.00
Marilyn Polinsky Living Trust (14)	213,697		213,697	0.97%	0.00%	0.00
Mario Pasquel and Begona Miranda JT TEN	55,855	7,714	63,569	0.29%	0.00%	0.00
Mark Godsy	150,000	112,500	262,500	1.19%	0.00%	0.00
Meyer H. Abittan	15,428	3,857	19,285	0.09%	0.00%	0.00
Morris Wolfson	30,855	7,714	38,569	0.18%	0.00%	0.00
Moses Elias	100,000		100,000	0.45%	0.00%	0.00
Nachum Fishman	210,000	590,000	800,000	3.54%	0.00%	0.00
Norman Fishman	2,000		2,000	0.01%	0.00%	0.00
Norman Katzwer		3,058	3,058	0.01%	0.00%	0.00
OZF Investments LLC (15)	500,000		500,000	2.27%	0.00%	0.00
Patricia Elliott	12,500	9,375	21,875	0.10%	0.00%	0.00
Patrick M. Kane	25,000		25,000	0.11%	0.00%	0.00
Paul Bingham		118,750	118,750	0.54%	0.00%	0.00
R. Alan Butler	25,000		25,000	0.11%	0.00%	0.00

Rene Dominguez	25,000		25,000	0.11%	0.00%	0.00
Richard and Sue Knipe, JTWROS	30,855	7,714	38,569	0.18%	0.00%	0.00
Richard J. Stern	100,000		100,000	0.45%	0.00%	0.00
Roberto Segovia	50,000		50,000	0.23%	0.00%	0.00
Ruth Ann Oftring		5,000	5,000	0.02%	0.00%	0.00
Salomon Smith Barney custodian Jack Hirschfield IRA (16)	12,500		12,500	0.06%	0.00%	0.00
Sam Weisberger	50,000	1,047,200	1,097,200	4.86%	0.00%	0.00
Scott Katzmann		15,500	15,500	0.07%	0.00%	0.00
Shea Ventures LLC (17)	150,000		150,000	0.68%	0.00%	0.00
Ski-More Inc (18)	25,000	18,750	43,750	0.20%	0.00%	0.00
South Ferry Building Company L.P. (19)	570,822	142,706	713,528	3.23%	0.00%	0.00
Stephen C. Rocamboli		11,466	11,466	0.05%	0.00%	0.00
Stern Joint Venture L.P. (20)	250,000		250,000	1.14%	0.00%	0.00
Termtec, Ltd. (21)	50,000		50,000	0.23%	0.00%	0.00
Thomas P. Kennedy & Kathleen L. Kennedy JTWROS	50,000	37,500	87,500	0.40%	0.00%	0.00
Thomas R. DuHamel(22)	5,000	3,750	8,750	0.04%	0.00%	0.00
Thomas R. DuHamel (23)		500	500	0.00%	0.00%	0.00
Thomas S. Glover	20,000		20,000	0.09%	0.00%	0.00
Tim McInerney		15,500	15,500	0.07%	0.00%	0.00
Tisu Investment Ltd (24)	50,000		50,000	0.23%	0.00%	0.00
Tokenhouse Trading PTE Ltd (25)	273,421	30,855	304,276	1.38%	0.00%	0.00
Tom Cox		8,500	8,500	0.04%	0.00%	0.00
Vera Neuman	20,000	15,000	35,000	0.16%	0.00%	0.00
Wayne J. Elliott, First Clearing Custodian (26)	25,000	18,750	43,750	0.20%	0.00%	0.00
Wayne Saker	25,000		25,000	0.11%	0.00%	0.00
William J. Garner	20,000		20,000	0.09%	0.00%	0.00
Z.B.F. Foundation Inc. (27)		590,000	590,000	2.61%	0.00%	0.00
Zuzana Zachar		118,750	118,750	0.54%	0.00%	0.00
ZWD Investments, LLC (28)	200,000		200,000	0.91%	0.00%	0.00

TOTALS	6,454,642	4,785,238	11,239,880	42.00%	0.00%	0.00
***Includes shares issuable upon exercise of the warrants

(1)	Mayer Laufer is the President of Alff Aid, Inc., and has voting and investment control over the shares held by such selling stockholder.

(2)	JP Morgan SA represented by Ross Belhome, has voting and investment control over the shares held by Arco Iris LLC selling stockholder.

(3)	Roberto Diaz and Jorge Diaz are Directors of Balanced Investment LLC, and have voting and investment control over the shares held by such selling stockholder.

(4)	Mona Gora, is a Member of Boom Enterprises, LLC and has voting and investment control over the shares held by such selling stockholder.

(5)	Zev Fishman is the President of Bracha Inc., and has voting and investment control over the shares held by such selling stockholder.

(6)	Alexander Ribaroff is the Director of Concordia Partners, LP, and has voting and investment control over the shares held by such selling stockholder.

(7)	Aaron Brandwein is the President of Congregation Nachlas Maharim Stretin., and has voting and investment control over the shares held by such selling stockholder.

(8)	Leonard B. Fisch is the trustee of the Fisch Living Trust, the General Partner of Fisch Properties, L.P.

(9)	Robert B. Kay is the Chairman of INB Hauser Pharmaceutical Services and has voting and investment control over the shares held by such selling stockholder.

(10)	Samuel Israel, as Trustee of Israel Living Trust, has voting and investment control over the shares held by such selling stockholder.

(11)	Jacob Kempler, the Director of Jacob Kempler Family Partnership LP, has voting and investment control over the shares held by such selling stockholder.

(12)	Joan M Cox is has voting and control over the Joan M Cox IRA First Clearing as Custodian.

(13)	John S. Osterweis, Trustee for The Osterweis Revocable Trust u/a dated 9/13/93 has voting and investment control over the shares held by such selling stockholder.

(14)	Marilyn Polinsky, as Trustee of the Marilyn Polinsky Living Trust, has voting and investment control over the shares held by such selling stockholder

(15)	Tis Prager is a Member of OZF Investment LLC and has voting and investment control over the shares held by such selling stockholder.

(16)	Jack Hirschfield, has voting and control interest over the Jack Hirschfield IRA Salomon Smith Barney custodian.

(17)	Edmund H. Shea Jr. is a Manager of Shea Ventures, LLC and has voting and investment control over the shares held by such selling stockholder.

(18)	Lon Elliot as President of Ski-Moore, Inc. has voting and control over the shares held by such selling stockholder.

(19)	Morris Wolfson, as Director of the partnership of South Ferry Building Company LP., has such voting and control of such selling stockholder.

(20)	Richard Stern, as Director of the partnership Stern Joint Venture L.P. has such voting and control of such selling stockholder.

(21)	Sr. Jose Garcia - Tinoco has voting and investment control over Termtec, Ltd.

(22)	Tom Duhamel Sr. has voting and investment control over these shares.

(23)	Tom Duhamel Jr. has voting and investment control over these shares.

(24)	Tis Prager is a Director of Tisu Investment Ltd and has voting and investment control over the shares held by such selling stockholder.

(25)	The following persons share voting and investment control over the shares held by such selling stockholder Tokenhouse Trading PTE, LTD: Sonja Beskid, Rocio Benakazar, Christina Bollman.

(26)	Wayne J Elliott has voting and control interest over Wayne J Elliot, First Clearing Custodian.

(27)	Zev Fishman is a Director of Z.B.F. Foundation and has voting and investment control over the shares held by such selling stockholder.

(28)	Zev Wolfson is a member of ZWD Investments, LLC, and has voting and investment control over the shares held by such selling shareholder.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including revenue, capital requirements, financial condition, prospects and other factors that our board of directors may deem relevant As long as any shares of the Series A Preferred Stock are outstanding, no dividends or distributions shall be declared or paid or shall be set apart for payment on any class or series of stock of ours ranking, as to dividends or distributions, on a parity with or junior to the Series A Preferred Stock, for any period unless all dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock.

EXPERTS

The financial statements as of December 31, 2005 and September 30, 2006 and for the two years in the period ended December 31, 2005 and for the nine months ended September 30, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to our ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Cornerstone Pharmaceuticals, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

CORNERSTONE PHARMACEUTICALS, INC.

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS:

Balance Sheets: December 31, 2005 and September 30, 2006	F-2

Statements of Operations: Years ended December 31, 2004 and 2005 and the nine month periods ended September 30, 2005 (Unaudited) and 2006	F-3

Statements of Stockholders’ Equity (Deficit): Years ended December 31, 2004 and 2005, and the nine month period ended September 30, 2006	F-4

Statements of Cash Flows: Years ended December 31, 2004 and 2005 and the nine month periods ended September 30, 2005 (Unaudited) and 2006	F-5

Notes to Financial Statements as of December 31, 2005 and September 30, 2006 and the years ended December 31, 2004 and 2005, and for the nine months ended September 30, 2005 (unaudited) and 2006	F-6 - F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cornerstone Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Cornerstone Pharmaceuticals, Inc. (the “Company”) as of December 31, 2005 and September 30, 2006, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2004 and 2005 and for the nine months ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and September 30, 2006, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2005 and for the nine months ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception, and the Company does not have a revenue stream to support its cost structure. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 12, 2007

CORNERSTONE PHARMACEUTICALS, INC.

BALANCE SHEETS
AS OF DECEMBER 31, 2005 AND SEPTEMBER 30, 2006

	December 31,	September 30,
	2005	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,619,486	$289,934
Prepaid expenses and other current assets	122,600	140,899

Total current assets	1,742,086	430,833

PROPERTY AND EQUIPMENT—Net	156,878	2,212,058

TOTAL	$1,898,964	$2,642,891

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$159,745	$460,050
Accrued expenses	72,088	205,155
Due to Potential Investor	208,500	-
Current portion of deferred rent	-	4,319

Total current liabilities	440,333	669,524

DEFERRED RENT - Net of current portion	-	159,429

Total liabilities	440,333	828,953

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 10,000,000 shares authorized; including 6,050,000 Series A Convertible Preferred Stock of which 3,057,500 were issued and outstanding at December 31, 2005 and September 30, 2006; Aggregate liquidation preference of $2,793,475 at September 30, 2006	2,793,475	2,793,475
Common stock, $.001 par value; 40,000,000 shares authorized, 13,942,000 issued and outstanding at December 31, 2005 and 17,177,382 issued and outstanding at September 30, 2006, respectively	13,942	17,177
Additional paid-in capital	7,115,883	10,707,877
Accumulated deficit	(8,464,669)	(11,704,591)

Total stockholders’ equity	1,458,631	1,813,938

TOTAL	$1,898,964	$2,642,891

See notes to financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005, AND THE NINE-
MONTH PERIODS ENDED SEPTEMBER 30, 2005 (UNAUDITED) AND 2006

			Nine-Month
	Years Ended		Periods Ended
	December 31,		September 30,
	2004	2005	2005	2006
			(Unaudited)

OPERATING EXPENSES:
Research and development	$1,247,484	$1,991,665	$1,552,125	$2,191,316
General and administrative	647,018	1,139,421	971,461	936,157
Depreciation and amortization	72,437	78,243	57,171	105,563

Total operating expenses	1,966,939	3,209,329	2,580,757	3,233,036

OPERATING LOSS	1,966,939	3,209,329	2,580,757	3,233,036

INTEREST EXPENSE (INCOME):
Interest income	(1,291)	(9,987)	(6,165)	(18,305)
Interest expense	6,630	32,644	12,410	25,191

Total interest expense, net	5,339	22,657	6,245	6,886

NET LOSS	$1,972,278	$3,231,986	$2,587,002	$3,239,922

BASIC AND DILUTED LOSS PER COMMON SHARE	$0.19	$0.24	$0.20	$0.20

WEIGHTED AVERAGE SHARES OUTSTANDING	10,542,588	13,752,357	13,000,564	15,929,161

PRO-FORMA BASIC AND DILUTED LOSS PER COMMON SHARE, ASSUMING CONVERSION OF PREFERRED STOCK (UNAUDITED)		$0.19		$0.17

See notes to financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005, AND THE NINE-MONTH
PERIOD ENDED SEPTEMBER 30, 2006

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Par Value

BALANCES—JANUARY 1, 2004	3,057,500	$2,793,475	10,222,000	$10,222	$1,021,239	$(3,260,405)	$564,531

Cash received for common stock and warrants—unissued as of December 31, 2004 (see Note 6)	-	-	-	-	1,013,000	-	1,013,000

Net loss	-	-	-	-	-	(1,972,278)	(1,972,278)

BALANCES—DECEMBER 31, 2004	3,057,500	2,793,475	10,222,000	10,222	2,034,239	(5,232,683)	(394,747)

Issuance of common stock shares—unissued as of December 31, 2004 (see Note 6)	-	-	1,013,000	1,013	(1,013)	-	-

Issuance of common stock and warrants, net of expenses of $32,335 (see Note 6)	-	-	2,707,000	2,707	2,671,958	-	2,674,665

Cash received for common stock and warrants—unissued as of December 31, 2005, net of expenses of $40,648 (see Note 6)	-	-	-	-	1,749,352	-	1,749,352

Contribution of common stock by majority shareholders and warrants in settlement of dispute (see Note 6)	-	-	-	-	191,500	-	191,500

Stock-based compensation resulting from stock options granted to non-employees and employee (see Note 8)	-	-	-	-	469,847	-	469,847

Net loss	-	-	-	-	-	(3,231,986)	(3,231,986)

BALANCES—DECEMBER 31, 2005	3,057,500	2,793,475	13,942,000	13,942	7,115,883	(8,464,669)	1,458,631

Cash received for common stock and warrants, net of expenses of $52,500 (see Note 6)	-	-	617,284	617	946,883	-	947,500

Issuance of common stock shares—unissued as of December 31, 2005 (see Note 6)	-	-	1,104,440	1,104	(1,104)	-	-

Issuance of common stock and warrants in exchange for fair value of leasehold expenses (see Notes 6 and 12)	-	-	1,513,658	1,514	1,890,558	-	1,892,072

Advances received on Subscription Agreement (see Notes 6, 11 and 13)	-	-	-	-	550,000	-	550,000

Stock-based compensation resulting from stock options granted to non-employees and employees (see Note 8)	-	-	-	-	205,657	-	205,657

Net loss	-	-	-	-	-	(3,239,922)	(3,239,922)

BALANCES—September 30, 2006	3,057,500	$2,793,475	17,177,382	$17,177	$10,707,877	$(11,704,591)	$1,813,938

See notes to financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005, AND THE NINE-
MONTH PERIODS ENDED SEPTEMBER 30, 2005 (UNAUDITED) AND 2006

	Years Ended December 31,		Nine-Month Periods Ended September 30,
	2004	2005	2005	2006
			(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,972,278)	$(3,231,986)	$(2,587,002)	$(3,239,922)
Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization	72,437	78,243	57,171	105,563
Non-cash stock based compensation	-	469,847	411,692	205,657
Non-cash settlement of dispute with Potential Investor	-	166,667	158,334	24,833
Change in deferred rent	-	-	-	(780)
Changes in operating assets and liabilities:
Accounts receivable	40,000	-	-	-
Prepaid expenses and other current assets	(1,384)	(66,894)	(70,812)	(18,299)
Accounts payable	238,164	(149,951)	(135,862)	300,305
Accrued expenses	25,691	4,704	35,190	133,067

Net cash used in operating activities	(1,597,370)	(2,729,370)	(2,131,289)	(2,489,576)

CASH FLOWS FROM INVESTING ACTIVITIES—Purchases of property and equipment	(9,785)	(41,647)	(36,513)	(104,143)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants	1,013,000	4,497,000	2,707,000	1,000,000
Payments of direct expenses associated with issuance of common stock and warrants	-	(72,983)	(32,335)	(52,500)
Proceeds from an advance on subscription agreement	-	-	-	550,000
Proceeds from (repayment of) amounts from the Potential Investor	450,000	(216,667)	(116,667)	(233,333)
Payments on capital leases	(60,170)	(33,143)	(29,187)	-

Net cash provided by financing activities	1,402,830	4,174,207	2,528,811	1,264,167

NET (DECREASE) INCREASE IN CASH	(204,325)	1,403,190	361,009	(1,329,552)

CASH AND CASH EQUIVALENTS—Beginning of period	420,621	216,296	216,296	1,619,486

CASH AND CASH EQUIVALENTS—End of period	$216,296	$1,619,486	$577,305	$289,934

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$6,630	$15,977	$12,410	$358

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of 1,513,658 shares of common stock and 378,414 warrants in exchange for fair value of leasehold improvements (net of landlord incentive of $164,528 - see Note 11)	$-	$-	$-	$1,892,072
Warrants issued in connection with settlement agreement with the Potential Investor included as interest expense (see Note 6)	$-	$16,667	$8,334	$24,833

See notes to financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 AND SEPTEMBER 30, 2006, AND
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005, AND THE
NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 (UNAUDITED) AND 2006

1.	ORGANIZATION, BUSINESS OVERVIEW, AND MANAGEMENT’S PLAN

Cornerstone Pharmaceuticals, Inc. was formed as a result of a merger between Cornerstone Ventures, LLC (“Ventures”), a New York Limited Liability Company which was organized on May 14, 1999, and Cornerstone Pharmaceuticals, Inc., a New York corporation which was incorporated on November 21, 2001, with Cornerstone Pharmaceuticals, Inc. (the “Company”) being the surviving entity. The merger occurred on March 8, 2002 (the “merger date”). This merger was accounted for as a transfer of interests between entities under common control, and accordingly the underlying assets and liabilities of Ventures were transferred and recognized by the Company at their carrying amounts as of the merger date.

The Company is a pharmaceutical company focused on the development and commercialization of innovative drugs for the treatment of cancer. The Company has two product platforms, each of which has produced product candidates that it believes will provide substantial improvement over existing current therapies. One of the Company’s product candidates, EmPAC, is based on the Emulsiphan technology platform. EmPAC is a formulation of paclitaxel and Emulsiphan that offers the potential for accelerated regulatory approval in the United States. The Company is planning an investigational new drug (“IND”) filing in 2007. The second product candidate is the first from a new class of chemical entities know as Altered Energy Metabolism Compounds. The Company expects to commence Phase I clinical trials in 2007. The Company has yet to produce any revenues from its product candidates in development. The Company has performed certain research related activities under grant and service agreements for which revenue was earned and recognized.

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Since inception, the Company has incurred significant losses from operations and has not produced positive cash flows from operations. In addition, at September 30, 2006, the Company does not have a revenue stream to support its cost structure. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

The commercialization of the Company’s products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring such products to market and to establish, acquire or contract for manufacturing and marketing capabilities. Future capital requirements will depend on factors, including scientific progress in our research and development programs, the Company’s ability to establish collaborative arrangements with others for drug development, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals and effective commercialization activities. The Company will need to raise substantial additional capital in order to fully execute its business plan. The Company does not currently have any such material arrangements for future financing other than the remaining amount expected to be received in connection with a $5.0 million subscription agreement (see Notes 6, 11, and 13) for the issuance of common stock and warrants. Management believes that the Company will be able to obtain additional financing based on its historical ability to be able to do so, as well as ongoing discussions management is having with potential investors. Although management believes that the Company will be able to obtain additional financing, there can be no assurance that such new offerings will be consummated or that such collaborative ventures will be entered into by us on favorable terms, if at all. If such new offerings are not consummated or additional financing is not otherwise available, we will be required to modify our business development plans or reduce or cease certain or all of our operations. In the event that we obtain any additional funding, such financings may have a dilutive effect to our current stockholders.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Interim Unaudited Financial Statements—The statements of operations and cash flows for the nine months ended September 30, 2005 and the related disclosures contained in the accompanying notes are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations and cash flows for the nine months ended September 30, 2005 have been made.

Use of Estimates— The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The depreciation period of newly acquired property and equipment, fair value of leasehold improvements for the Cranbury, New Jersey facility (see Notes 10 and 11), determination of stock based compensation expense, allocation of certain expenses between general and administrative and research and development expenses, value of common stock used in a settlement agreement with a potential investor (see Note 6), and accounting for certain income tax items including our conclusion to establish a full valuation allowance, require the significant use of estimates. Management believes that amounts recorded based on estimates and assumptions are reasonable and any differences between estimates and actual amounts should not have a material impact on the Company’s financial statements.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with original maturities of three months or less when acquired to be cash equivalents.

Property and Equipment—Property and equipment consists of computer and office equipment, laboratory equipment and leasehold improvements. Property and equipment are recorded at cost less accumulated depreciation. The related depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows: computer and office equipment and laboratory equipment - three to five years; and leasehold improvements - ten years, which represents the lesser of the estimated life of the assets or the lease term. Minor maintenance and repairs and minor renewals and betterments are charged to expense as incurred. For income tax purposes, accelerated methods are used.

Long-Lived Assets—The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“SFAS No. 144”). The Company reviews its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. An impairment loss is recognized whenever the carrying amount of a long-lived asset exceeds the expected future cash flows, on an undiscounted basis, to be generated from the assets, including eventual disposition. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. The Company’s management determined that no events or changes in circumstances have indicated that asset-carrying values were no longer recoverable. As such, no impairment charges were recorded during the years ended December 31, 2004 or 2005, or during the nine months ended September 30, 2006.

Income Taxes—Under SFAS No. 109, Accounting for Income Taxes, (“SFAS No. 109”) deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that the deferred tax assets will not be realized.

Revenue Recognition—Revenue is recognized by the Company when earned. The Company has historically earned revenue from the performance of certain research related activities under grant and service agreements which, at the time of the provision of such services, were considered part of the Company’s planned principal operations. The Company has continued to pursue additional grant and service agreements and would perform such services in the future. There was no operating revenue during the years ended December 31, 2004 or 2005, or during the nine months ending September 30, 2006.

Net Loss per Share—The Company computes its net loss per share under the provisions of SFAS No. 128, Earnings per Share. Basic net loss per share is calculated using the weighted average number of common shares outstanding. The weighted average number of common shares outstanding was calculated by including 1,013,000 common stock shares which should have been issued by the Company as of December 31, 2004 (see 2004 Raise discussed in Note 6), and 1,104,440 common stock shares which represented the minimum number of shares to be issued by the Company under the 2005 Bridge Raise (see 2005 Bridge Raise discussed in Note 6). These common stock shares were considered outstanding as of each date proceeds were received. Management determined that both the 1,013,000 and 1,104,440 shares should be included in the net loss calculations as these shares were not contingent upon any future events and were issuable by the Company with no additional consideration.

Diluted net loss per share reflects the potential dilution that would occur if the securities or contracts to issue common stock were exercised or converted into common stock. The Company had securities outstanding, which could potentially dilute basic net earning per share, but because the Company incurred a net loss for all periods presented, such securities were excluded for the computation for diluted net loss per share as their effect would have been antidilutive.

The number of shares excluded from diluted loss per share consist of the following:

	December 31,		September 30,
	2004	2005	2005	2006
			(Unaudited)

Convertible preferred stock (see Note 6)	3,057,500	3,057,500	3,057,500	3,057,500
Other options to purchase common stock (see Note 8)	2,985,000	2,985,000	2,985,000	2,985,000
Warrants to purchase common stock (see Note 7)	305,750	3,313,200	3,313,200	4,189,649
Options under stock incentive plan (see Note 8)	-	862,500	732,500	1,014,000

	6,348,250	10,218,200	10,088,200	11,246,149

The pro-forma basic and diluted loss per common share (unaudited) was calculated for the year ended December 31, 2005 and for the nine-month period ended September 30, 2006, assuming the conversion of 3,057,500 shares of convertible preferred stock, which were issued and outstanding as of the first day of each period, respectively.

Research and Development Costs and Expenses—Research and development costs and expenses consist primarily of salaries and related personnel expenses, stock based compensation, fees paid to external service providers, laboratory supplies, costs for facilities and equipment, patent filing costs and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred.

Fair Value of Financial Instruments—The carrying amount of the Company’s cash and cash equivalents and amounts due to potential investor approximates fair market value because of the short maturity of those instruments.

Segment Information—Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. The Company operates in a single business segment as there is only one measurement of profit (loss) which is used by management in their decision making process.

Stock-Based Compensation— Effective January 1, 2006, the Company accounted for its stock based compensation awards in accordance with Financial Accounting Standards Board (“FASB”) statement SFAS No. 123-R, Share-Based Payment (“SFAS No. 123-R”). The expense of stock-based compensation awards is recorded on a straight line basis over the period in which the awards vest, and are valued using the Black-Scholes valuation method on the date of grant, which is more fully described in Note 8. Prior to such date, all stock based compensation awards were accounted for in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

Effects of Recently Issued Accounting Pronouncements—In December 2004, the FASB issued SFAS No. 123-R, which replaces SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. The Company adopted SFAS No. 123-R on January 1, 2006, using the modified prospective application method. Under the modified prospective method, companies are required to record compensation cost for new awards and the unvested portion of previously issued and outstanding awards over the related vesting periods prospectively. No change to prior periods presented is permitted under this method. Prior to adoption of SFAS No. 123-R, the Company recognized compensation costs in accordance with the original SFAS No. 123 that required share-based payment costs be recognized as compensation expense over the period that an employee provided service in exchange for the award. However, compensation cost was determined based on the actual occurrence of pre-vesting forfeitures rather than on an estimate of future pre-vesting forfeitures. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123-R were materially consistent for the Company’s stock based compensation awards, the adoption of SFAS No. 123-R did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement was effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Retroactive application was not permitted. The Company adopted SFAS No. 153 on July 1, 2005. The adoption of SFAS No. 153 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. This Statement requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement obligations that are conditional on a future event if the amount can be reasonably estimated. This Statement became effective on December 31, 2005. The adoption of FASB Interpretation No. 47 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which requires entities that voluntary make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. SFAS No. 154 supersedes Accounting Principles Board Opinion No. 20, Accounting Changes, which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 on January 1, 2006. The adoption of SFAS No. 154 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - and amendment of FASB Statements No. 133 and 140. This Statement, among other things, allows a preparer to elect fair value measurement of instruments in cases in which a derivative would otherwise have to be bifurcated. The provisions of this Statement are effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. Early adoption is permitted for instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company does not believe that the adoption of SFAS No. 155 will have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this Statement are effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. Early adoption is permitted for instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company does not believe that the adoption of SFAS No. 156 will have material impact on the Company's financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN No. 48”).  FIN No. 48 requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements.  This interpretation also provides guidance on derecognition, classification, accounting in interim periods, and expanded disclosure requirements.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006.  The Company is currently in the process of assessing the impact that FIN No. 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), to establish a consistent framework for measuring fair value and expand disclosures on fair value measurements. The provisions of SFAS No. 157 are effective for financial statements issued for the years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not believe that the adoption of SFAS No. 157 will have material impact on the Company's financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements ("SAB No. 108"). SAB No. 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (1) the error quantified as the amount by which the current year income was misstated ("rollover method") or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated ("iron curtain method"). The guidance provided by SAB No. 108 requires both methods to be used in evaluating materiality. The Company adopted the provisions of SAB No. 108 in the financial statements for the period ended September 30, 2006. The adoption of SAB No. 108 did not have a material impact on the Company’s financial position, results of operations or cash flows.

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are comprised of the following:

	December 31,	September 30,
	2005	2006

Deposits with vendors	$60,000	$90,000
Prepaid license fees	33,333	36,667
Other	29,267	14,232

	$122,600	$140,899

4.  PROPERTY AND EQUIPMENT

Property and equipment—net is comprised of the following:

	December 31,	September 30,
	2005	2006

Lab equipment	$380,576	$394,340
Computer and office equipment	27,598	94,987
Leasehold improvements (see Note 11)	-	2,078,620

	408,174	2,567,947

Less accumulated depreciation and amortization	251,296	355,889

	$156,878	$2,212,058

Depreciation and amortization expense was $72,437, and $78,243, for the years ended December 31, 2004 and 2005, respectively, and $57,171 (unaudited) and $105,563 for the nine months ended September 30, 2005 and 2006, respectively.

Certain equipment leases are considered to be the equivalent of installment purchases for the purposes of accounting presentation. The liabilities relating to these properties are included in capital lease obligations. Capitalized leases for equipment, which is included in the gross equipment balances above, amounted to $172,579 at December 31, 2005 and September 30, 2006. Accumulated amortization for equipment under capitalized leases was and $119,924 and $145,749 at December 31, 2005 and September 30, 2006, respectively. As of December 31, 2005, the installment purchase obligations associated with the capital leases have been fully paid.

5.	ACCRUED EXPENSES

Accrued expenses include the following:

	December 31,	September 30,
	2005	2006

Professional fees	$37,767	$124,836
Vacation accrual	5,050	34,863
Other	29,271	45,456

	$72,088	$205,155

6.	STOCKHOLDERS’ EQUITY

Common Stock— “Due to Potential Investor”: During 2004, the Company received a $450,000 advance from a potential investor (the “Potential Investor”). This advance was made as a good faith gesture while the parties attempted to negotiate the terms of the investment. On August 3, 2005, the Company and the Potential Investor entered into a Release and Settlement Agreement providing for the return of the advance (without interest) in installments over a twelve month period, the issuance by the Company of a warrant for 112,500 shares of common stock (see Note 7), and the issuance of 150,000 shares of common stock which were contributed by the principal stockholders of the Company. At the time of issuance of the warrants, the Company recognized the estimated fair value of the warrants of $41,500, which was recorded to interest expense over a twelve month period, as an offset to the amount due to the Potential Investor with a corresponding increase in additional paid-in capital (“APIC”) in the accompanying balance sheet. The estimated fair value of the warrants was determined by management using the Black-Scholes option pricing model with the following assumptions: (a) expected dividend yield of 0%; (b) risk-free interest rate of 3.8%; (c) expected life of one year; and (d) volatility of 101%. The value of the warrants was fully amortized to interest expense as of September 30, 2006. The fair value of the common stock issued to the Potential Investor by the principal shareholders was valued at $1.00 per share, as determined by management based on their estimated valuation at such time, and was recorded as a general and administrative expense in the accompanying 2005 statement of operations with a corresponding increase in APIC. At December 31, 2005, the advance, less any payments made and the unamortized value of the warrants, was classified as a liability in the accompanying balance sheet entitled Due to Potential Investor. All amounts due to the Potential Investor were repaid as of September 30, 2006.

“2004 Raise”: During 2004, in addition to the advance received from a Potential Investor discussed above, an additional $1,013,000 was received for subscription of Units, for $4.00 per “Unit” (collectively the “2004 Raise”), a Unit being comprised of common stock and warrants. A Unit under the 2004 Raise was comprised of 4 shares of common stock and 3 warrants. As of December 31, 2004, the 1,013,000 shares of common stock to be issued under the 2004 Raise were not issued. As such, the Company recorded this transaction as of December 31, 2004 as an increase to additional paid-in capital (“APIC”), with no impact on common stock shares outstanding in the 2004 balance sheet or statement of stockholders’ equity. The 2004 Raise was extended and concluded in February 2005. During 2005, additional proceeds of $2,707,000 were received for the subscription of Units (for $4.00 per Unit) under the 2004 Raise, which resulted in the issuance of an additional 2,707,000 shares of common stock. In addition, in connection with the 2004 Raise, the Company incurred total expenses of $32,335, which were paid in 2005, and issued warrants (see Note 7). The proceeds from the 2004 Raise were used for general corporate and working capital purposes.

“2005 Bridge Raise”: In December 2005, the Company received $1,790,000 for subscriptions of Units, consisting of common stock and warrants, (collectively the “2005 Bridge Raise”). The number, structure, class and form of the Units was to be the same as securities sold in the first offering of at least $3,000,000 of securities sold by the Company (a “Qualified Offering”) prior to September 1, 2006. If a Qualified Offering was not completed prior to September 1, 2006, then common stock and warrants would be issued at a price to be determined as described in the next paragraph. In February 2006, the subscribers and the Company agreed to revise the Qualified Offering amount to be $7,000,000 if raised by a qualified investment bank. Since the equity securities were not issued in 2005, the Company recorded this transaction as of December 31, 2005 as an increase to APIC, with no impact on common stock shares outstanding in the 2005 balance sheet or statement of stockholders’ equity. During the nine month period ended September 30, 2006, additional proceeds of $1,000,000 were received for subscription of Units under the 2005 Bridge Raise.

Originally, in the event there was no Qualified Offering prior to September 1, 2006, equity securities and the warrants to be issued under the 2005 Bridge Raise would be calculated based on the fair market value as of September 1, 2006, as determined by an investment banking firm, provided however, that for purposes of calculating the number of units purchased in no event would the unit valuation be less than $1.25 per share. This provision was later amended in February 2006 to include that equity securities be calculated on an issued and outstanding pre-money valuation (including Series A Convertible Preferred Stock) not to exceed $30,000,000. At September 1, 2006, a Qualified Offering had not been completed, and the common shares which were to be issued under the 2005 Bridge Raise were converted based upon the outstanding pre-money valuation of $30,000,000. The equivalent price of common stock per share based on the $30,000,000 pre-money valuation at the time of conversion was $1.62 per share, which resulted in the issuance of a total of 1,721,724 shares of common stock. In addition, in connection with the 2005 Bridge Raise, the Company incurred total expenses of $93,148 ($40,648 as of December 31, 2005, and $52,500 during the nine months ended September 30, 2006) and issued warrants (see Note 7). The proceeds from the 2005 Bridge Raise were used for general corporate and working capital purposes.

In June 2006, the Company agreed to issue 1,513,658 shares of common stock and 378,414 warrants (see Note 7) as payment for the fair value of leasehold improvement costs at their Cranbury, New Jersey location. See Note 12.

In September 2006, the Company received $550,000 from a related party (see Note 11) as an advance while the parties finalized a subscription agreement. The subscription agreement was executed in January 2007 (see Note 13). The Company recorded this transaction as of September 30, 2006 as an increase to APIC, with no impact on common stock shares outstanding in the September 30, 2006 balance sheet or statement of stockholders’ equity. The advances were used for general corporate and working capital purposes.

Convertible Preferred Stock—Contemporaneous with the merger discussed in Note 1, the Company issued 3,057,500 shares of .001 par value Series A convertible preferred stock (the “Preferred Stock”) to a group of investors for $1.00 per share.

The holders of the Preferred Stock are entitled to receive dividends, when, and if declared by the Board of Directors, on an equal basis with the common stock. The Company has not declared any dividends. Each share of Preferred Stock is convertible, at any time at the option of the holder, into shares of common stock. Originally, the Preferred Stock was automatically convertible into the Company’s common stock upon either (1) the event of an underwritten public offering of common stock at a price not less than $1.25 per share and at an aggregate offering price of not less than $10 million, or (2) upon the vote of at least fifty-percent of the then outstanding shares of Preferred Stock based upon a investigational new drug application filed with the US Food and Drug Administration with respect to the Company’s products. In January 2007, the Series A holders authorized amendments to the certificate of incorporation that provide for the automatic conversion of the Series A Preferred Stock into common stock in the event that the Company completes a registration of its shares with the Securities and Exchange Commission.

In the event of any liquidation or dissolution of the Company, whether voluntary or involuntary, the holder of the Preferred Stock will be entitled to receive, prior to the distributions of any assets to holders of common stock, an amount per share of $1.00 (subject to adjustment as defined in the certificate of incorporation) plus declared but unpaid dividends on such shares, and the amount of net proceeds which the holder of a share of Preferred Stock would receive if all shares of Preferred Stock were converted into common stock immediately prior to such liquidation or dissolution. Each holder of the Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock may be converted. The Company has authorized a total of 10,000,000 shares of Preferred Stock. See Note 7 related to warrants issued to the Preferred Stock Placement Agents.

7.	WARRANTS

Shares issuable upon exercise of warrants outstanding as of September 30, 2006, is summarized in the following table:

		Share Issuable	Exercise	Common Shares
Issuance Date	Expiration Date	Upon Exercise	Price	Issuable

May 2002	May 2011	Preferred (305,750
		of Series A)	$ 1.10	305,750
March 2005	August 2010	Common	1.10	72,200
May 2005	April 2010	Common	1.10	32,750
May 2005	April 2008	Common	1.10	930,000
May 2005	April 2008	Common	1.25	930,000
May 2005	April 2008	Common	2.00	930,000
August 2005	August 2008	Common	1.00	112,500
June 2006	May 2009	Common	1.38	378,414
September 2006	August 2009	Common	1.78	498,035

				4,189,649

The number of shares to be issued upon exercise of the warrants is subject to adjustment to take account of stock splits, stock dividends, or similar events. All warrants were fully vested at the time of issuance. Through September 30, 2006, there have been no exercises on any of the warrants.

May 2002 Warrants—In connection with the Series A Preferred Stock offering described in Note 6, the Company granted to the Placement Agent warrants to purchase up to 305,750 shares of the Company’s Series A Preferred Stock that is convertible into common shares. In 2004, the Board of Directors of the Company approved an extension of these warrants to May 21, 2011 from May 21, 2009. As the May 2002 warrants were issued in connection with a capital raise, they had no impact on the Company’s financial statements.

March 2005 and May 2005 Warrants—The units referred to in connection with the 2004 Raise (see Note 6), included 75% warrant coverage. For each four (4) common shares subscribed, the investor received three (3) warrants. Thus, 2,790,000 warrants were issued to the investors in the 2004 Raise (excluding the Potential Investor - see Note 6). Each Unit contains one series A warrant (“Series A Warrant”), one series B warrant (“Series B Warrant”) and one series C warrant (“Series C Warrant”). Each Series A Warrant entitles the holder to purchase one share of common stock at $1.10 per share, exercisable for a period of three years. The Series A Warrants are callable by the Company in the event the common stock trades at, or above, $2.20 per share for ten consecutive trading days. Each Series B Warrant entitles the holder to purchase one share of common stock at $1.25 per share, exercisable for a period of three years. The Series B Warrants are callable by the Company in the event the common stock trades at, or above, $2.50 for ten consecutive trading days. Each Series C Warrant entitles the holder to purchase one share of common stock at $2.00 per share, exercisable for a period of three years. The Series C Warrants are callable by the Company in the event the common stock trades at, or above, $4.00 for ten consecutive trading days. In connection with the financing, the Company also issued a total of 32,750 issued in May 2005 at a strike price set at $1.10 per share, for finder’s fees in connection with the 2004 Raise. As part of the Company’s 2003 and 2004 capital raises, the Company issued a total of 104,950 at a strike price of $1.10 as finders fees. As the March and May 2005 warrants were issued in connection with a capital raise, they had no accounting impact on the Company’s financial statements.

August 2005 Warrants—These warrants were issued in connection with the Release and Settlement Agreement with the Potential Investor and resulted in a charge of $41,500 recorded in the accompanying statement of operations. See Note 6.

June 2006 Warrants—These warrants were issued with shares of common stock in exchange for the fair value of the leasehold improvements at the Company’s Cranbury, New Jersey facility (See Notes 6 and 12).

September 2006 Warrants—These warrants were issued in connection with the 2005 Bridge Raise (See Note 6), and include warrants issued for finder’s fees for 67,604 shares of common stock. As the September 2006 warrants were issued in connection with a capital raise, they had no impact on the Company’s financial statements.

8.	OPTIONS

On January 1, 2006, the Company adopted SFAS No. 123-R, using a modified prospective application method. The Company accounted for stock based compensation in accordance with SFAS No. 123 prior to the adoption of SFAS No. 123-R. The Company recorded a non-cash charge of $469,847 during the year ended December 31, 2005, and $411,692 (unaudited) and $205,657 for the 9 month periods ended September 31, 2005 and 2006, respectively. A more detailed description of the Company’s outstanding options is provided below.

2005 Stock Incentive Plan—In May 2005, the Company approved the 2005 Stock Incentive Plan (the “Plan”) providing for the granting of incentive stock options and non-qualified stock options to purchase the Company’s common stock. A total of 2.5 million shares of the Company’s common stock were authorized under the Plan to be issued to employees and consultants. There are 1,486,000 options available for grant as of September 30, 2006.

Generally, options are granted with an exercise price at, or in excess of, the fair value on the common stock at the date of issuance. As of September 30, 2006, a total of 237,500 options were issued with an exercise price below fair value. Options typically vest over a four-year period in equal increments and expire not more than 10 years after the grant date, although on April 1, 2006, the Company issued 121,500 fully-vested options to employees. Also on July 3, 2006, the Company issued 30,000 options to its newly formed Medical Advisory Board which vest over a three-year period.

Prior to 2005 and the approval of the Plan, the Company had reserved 532,500 shares of common stock for potential option grants to consultants which were subject to obtaining Plan approval. The Company was under no obligation to grant these options, and the consultants did not have any legal right to the options, or against the Company, until the Plan was adopted in May 2005. Upon adoption of the Plan, the Company determined that it would allow the consultants to be considered in such options from the original date the options had been reserved for issuance, which resulted in the Company recording a compensation charge of $395,156 at the adoption of the Plan. The Company recorded this charge at the adoption of the Plan in 2005 as management determined that, prior to such point, a grant date, as defined by SFAS No. 123, had not occurred. The remaining options issued during 2005 were to employees (175,000 options) and consultants and directors (155,000 options).

A summary of the Plan activity for the year ended December 31, 2005 and nine month period ended September 30, 2006 is presented below:

		Weighted-
		Average
		Exercise
	Outstanding	Price Per
	Options	Share

Options outstanding—January 1, 2005	-	$-

Granted	862,500	0.79
Exercised	-	-
Forfeited	-	-

Options outstanding—December 31, 2005	862,500	0.79

Granted	151,500	1.25
Exercised	-	-
Forfeited	-	-

Options outstanding—September 30, 2006	1,014,000	$0.86

Exercisable at September 30, 2006	732,750	$0.80

The weighted average grant-date fair value of options granted during the year ended December 31, 2005 was $.85, and $.84 (unaudited) and $.97 for nine months ended September 30, 2005 and 2006, respectively.

The following summarizes information relating to Plan common stock options outstanding at September 30, 2006:

	Options Outstanding
Range of Exercise Price	Options Outstanding at September 30, 2006	Weighted Average Years of Remaining Contract Life (years)	Intrinsic Value of in the money options at September 30, 2006	Weighted Average Exercise Price

$0.01	237,500	2.7	$322,800	$0.01
$1.00	605,000	6.1	223,339	$1.00
$1.25	151,500	9.6	18,062	$1.25
$3.00 - $3.45	10,000	3.9	-	$3.23
$3.97 - $4.56	10,000	3.9	-	$4.27

	1,014,000		$564,201	$0.86

	Options Exercisable
Range of Exercise Price	Shares Exercisable at September 30, 2006	Weighted Average Years of Remaining Contract Life (years)	Intrinsic Value of in the money options at September 30, 2006	Weighted Average Exercise Price

$0.01	237,500	2.7	$322,800	$0.01
$1.00	353,750	4.5	130,589	$1.00
$1.25	121,500	9.5	14,477	$1.25
3.00 - $3.45	10,000	3.9	-	$3.23
$3.97 to $4.56	10,000	3.9	-	$4.27

	732,750		$467,866	$0.80

The intrinsic value of in-the-money options was calculated based on a $1.37 share price as of September 30, 2006, which was determined by management, based on its best estimate of the fair value of the stock at such date. Management’s estimate was determined based on recently completed equity transactions as well as contemplated equity raises.

The Company estimates the fair value of each stock option at the grant date using the Black-Scholes option-pricing model based on the following weighted-average assumptions as indicated below:

	Nine Months		Nine Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2005	2005	2006
	(unaudited)

Weighted-average fair
value of options granted	$0.84	$0.85	$0.97
Expected life	5.22 years	5.91 years	5.20 years
Expected volatility	101.00%	101.00%	101.00%
Risk-free interest rate	3.86%	3.89%	4.90%
Dividend yield	0%	0%	0%
Expected annual forfeiture	0%	0%	0%

The expected life represents the period that the Company’s stock based compensation awards are expected to be outstanding. With the adoption of SFAS No. 123-R on January 1, 2006, the Company began to use a simplified method provided in Staff Accounting Bulletin No. 107 (“SAB No. 107”) which averages an award’s weighted average vesting period and contractual term for “plain vanilla” share options. Under SAB 107, options are considered to be “plain options” if they have the following basic characteristics: granted “at the money”; the exercise is conditioned upon service through the vesting period; termination of service prior to vesting results in forfeiture; limited exercise period following termination of service; and options are non-transferable. The Company believes that all options issued during the nine month period ended September 30, 2006 qualified, as such, the “plain vanilla” method was used to determine the expected term. The expected volatility was estimated by analyzing the historic volatility of comparable publicly traded companies. No dividend payouts were assumed as the Company has not historically paid, and is not anticipated to pay dividends going forward. The risk-free rate of return reflects the weighted average interest rate offered for zero coupon treasury bonds over the expected term of the options.

As of September 30, 2006, there were 281,250 stock options that were unvested. The weighted average grant date fair value per award for nonvested stock options was $.91.

As of September 30, 2006, the Company recognized a total $264,102 of deferred tax assets associated with the Plan, as stock compensation expense associated with the Plan have been recorded for book purposes but not for tax purposes. The deferred tax asset is fully offset by a valuation allowance (see Note 9). No options were exercised through September 30, 2006 and therefore, no tax deduction has ever been taken. For all periods presented in the accompanying financial statements, the Company’s computed actual tax benefit realized for tax deductions from option exercises is $0 and excess tax benefits from stock based compensation is $0.

The total compensation cost recognized in income was $469,847 ($340,959 included in research and development) for the year ended December 31, 2005, and $411,692 (unaudited) ($326,454 included in research and development) and $205,657 ($154,066 included in research and development) for the nine months ended September 30, 2005 and 2006, respectively. As of September 30, 2006, there was $205,261 of total unrecognized compensation cost related to unvested share-based compensation awards granted under the stock option plans. The cost is expected to be recognized over a weighted average period of 2.6 years. The Company expects to recognize $21,232 in the remainder of 2006, $84,927 in 2007, $81,528 in 2008, and $17,574 in 2009.

Other Options—The Company has issued other options to investors and as finders’ fees (collectively “Other Options”) in connection with prior capital raises. As all of these Other Options were issued in connection with capital raises, they had no impact on the Company’s financial statements. As of September 30, 2006, Other Options were outstanding that could be converted into a total of 2,985,000 shares of common stock. During 2004 and 2005 and for the nine months ended September 30, 2006, no Other Options were exercised, expired or cancelled. Other Options are comprised of the following:

Options Issued to Investors—In connection with the Company’s 2003 common stock offerings, the Company entered into an option agreement with an individual in connection with identifying investors. The option agreement grants the right to purchase an option (a “Purchase Option”) to purchase 472,000 Class A Options (“Class A Options”), which allows the purchase of 2.5 shares of common stock for each Class A Option at $1.10 per share. In order to secure this Class A Option, a Purchase Option must initially be purchased for $.005 cents per potential share of Class A options. Upon exercise of each Class A Option, a right is granted to one Class B Option (“Class B Options”), which allows the purchase of 2.5 shares of common stock for each Class B Option at $1.25 per share. The Class A and Class B Options were scheduled to expire on November 11, 2004 and November 15, 2005, respectively. During 2004, the Company extended the expiration date of the Class A Options to the later of October 29, 2005, or, 6 months from the date the Company’s shares become publicly traded. The Class B options were also extended to 180 days from the exercise of the Class A Options.

Options Issued as Finders’ Fees—In 2003, 625,000 options were granted at a strike price of $1.10 per share to an investor. These Options are set to expire 180 days following the closing of an Initial Public Offering (“IPO”), or from the date the Company’s shares become publicly traded.

9.	INCOME TAXES

There was no net provision for income taxes for the years ended December 31, 2004 or 2005, or for the nine month periods ended September 30, 2005 (unaudited) or 2006.

Net deferred tax assets (liabilities) consist of the following:

	December 31,	September 30,
	2005	2006
Deferred tax assets:
Capitalized start-up costs	$1,631,135	$1,659,705
Net operating loss carryforwards	1,258,105	2,373,324
Stock compensation	-	264,102
Tax credits	198,900	321,536
Other	-	5,958

Gross deferred tax assets	3,088,140	4,624,625

Deferred tax liabilities:
Depreciation	61,991	(35,674)

Gross deferred tax liabilities	61,991	(35,674)

Valuation allowance	3,026,149	(4,588,951)

Net deferred tax asset (liability)	$-	$-

A reconciliation between the Company’s effective tax rate and the federal statutory rate is as follows:

	December 31,		Nine months ended September 30,
	2004	2005	2005	2006
			(Unaudited)

Federal statutory rate	(34.0)%	(34.0)%	(34.0)%	(34.0)%
Valuation allowance	34.0	34.2	34.0	33.7
Other	0.0	(0.2)	0.0	0.3

Effective tax rate	0.0%	0.0%	0.0%	0.0%

The Company has established a full valuation allowance to offset these net deferred income tax assets due to the uncertainty of realizing future tax benefits. At September 30, 2006, the Company had federal, state and local net operating loss carryforwards of $6,093,258 to offset federal taxable income in future years. These carryforwards begin to expire in the year 2022.

The Company has undergone ownership changes and a determination needs to be made as to whether a “change in ownership,” as defined by IRC Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, has occurred. Accordingly, some of the net operating loss carryforwards could be subject to limitation on their utilization.

10.	COMMITMENTS AND CONTINGENCIES

License Agreements— The Company is a party to two license agreements in connection with certain patented technology being used for products under development and is required to make certain annual maintenance payments to the other party. Royalty payments will be required upon commercialization of licensed technology under both agreements.

One license agreement requires the Company to reimburse the other party for costs associated with filing and defending various patents worldwide. The Company expensed to research and development $273,894 and $102,249 for the years ended December 31, 2004 and 2005, respectively, and $73,964 (unaudited) and $100,688 for the nine months ended September 30, 2005 and 2006, respectively, associated with the filing and defending various patents. Payment obligations under this license agreement remain in effect until the last underlying patents the Company is granted under the license agreement expire in their respective countries. Currently the last patent would expire in 2020. The Company may terminate the license on 90 days notice. Either party may terminate the license agreement if the other party commits any material breach of any covenant or promise and does not cure such breach within 30 days of its receipt of written notice of such material breach. License maintenance fees escalate by year and range from $10,000 to $1,000,000. As of September 30, 2006, there are no products being marketed which are covered by the patent.

The Company’s second license terminates as provided in the license agreement. For products sold based on the licensed technology that is patented and which does not embody technical information then the payments due to the license holder on gross sales of such product in a particular country or territory shall terminate upon the expiration of the last to expire underlying patent in that particular country or territory. For sales based on patented or unpatented products that rely solely on technical information (as defined in the agreement) then the payments due to the license holder on the gross sales of such product in a particular country or territory shall terminate on the 15th anniversary of the first commercial sale of the  product in the corresponding country or territory. The agreement may also be terminated by either party upon 15 days notice after default by the other party which said default is not cured within 30 days of receipt of notice by the defaulting party. In addition, the Company may terminate the agreement on 15 days written notice to the license holder.

Assuming the continuation of the second license agreement, the Company would be required to make certain maintenance payments as follows:

Fiscal years ending
December 31,

2006 (remainder of 2006)	$ 33,332
2007	120,000
2008	120,000
2009	120,000
2010	80,000

$ 473,332

Fifty percent (50%) of the maintenance payments made, which could total $1.1 million (including the amounts provided in the schedule above), could be credited against potential future royalty payments the Company would have to make to the license holder should royalties be paid.

In addition, Ventures (discussed in Note 1) had an operating agreement with Altira Capital and Consulting LLC (“Altira”) that provided for the payment of royalties to Altira in exchange for the assignment of intellectual property to the Company. At the time of the operating agreement, Altira was owned by two officers (the Chief Executive Officer and the President) of the Company. The operating agreement was terminated when Ventures and the Company merged in 2002. At the merger date, the Company agreed to continue the specific section of the operating agreement dealing with the payment of royalties to Altira, including the establishment of a royalty pool for inventors. The Company is obligated to pay royalties based upon 3% of net sales. In January 2007, the Company executed a formal agreement with Altira. See Note 13.

Employment Agreements— As of April 1, 2005, the Company entered into an employment agreement with its Vice President and Chief Financial Officer (“CFO”). Unless terminated sooner pursuant to the terms of the employment agreement, the term of employment is for one year and automatically renews for successive one year terms unless it is terminated by either party. The employment agreement provides for a base annual compensation of $150,000, which shall be reviewed each year and may be increased at the sole discretion of our Board of Directors (or sub-committee). Upon joining the Company in 2005, the CFO received an option under the Plan for the purchase of 175,000 shares of common stock. Upon the completion of an underwritten initial public offering, compensation will be increased by $25,000. In addition, the employment agreement provides that if the CFO was to terminate employment for any reason except for good cause (as defined), he would be entitled to six months base compensation including benefits. If his employment is terminated due to a change in control (as defined in the agreement), then the severance compensation paid would be 12 months.

In January 2007, the Company entered into employment agreements with three other officers of the Company, including the Chief Executive Officer and Chief Science Officer (herein “CEO”), President and Chief Operating Officer (herein “COO”) and the Vice President and General Counsel and Corporate Secretary (herein “General Counsel”). The agreements provide for an annual base compensation of $230,000 for the CEO, $168,000 for the COO, and $96,000 for General Counsel. The employment agreements provide for increases as approved by the Board of Directors (“Board”) (or sub-committee) and a bonus at the discretion of the Board. Such agreements are for 36 months and expires in January 2010. The terms renew automatically for two additional years unless terminated earlier. In addition, the employment agreements provide that if the respective executive were to terminate employment for any for good cause which is equivalent to a constructive termination (as defined in the agreements) or the Company terminated the employment agreements without cause, the respective executive would be entitled to all accrued base compensation including benefits and bonuses, plus 12 months base compensation including benefits. If the respective executive’s employment is terminated due to a change in control (as defined in the agreements), then the severance compensation paid would be increased to 18 months. If the respective employee is terminated for cause then there would be no severance payments or benefits owing to executive. In the event that such executive’s employment is continuously disabled for 12 months and unable to perform duties or is deceased then the employment would be terminated and the respective executive would receive compensation to the lesser of the end of the employment term or twelve months from that date. The CEO, COO, and General Counsel are entitled to receive incentive stock and stock options in accordance with the Plan. No such awards have been issued as of September 30, 2006.

Lease Obligations— The Company has an operating lease for office and laboratory space in Stony Brook, New York, which expires in February 2007. This lease, historically, has been a year-to-year lease. The Company anticipates that it will renew the lease in whole or in part for another year, though there can be no guarantees that a new lease will be offered.

In addition, the Company entered into a 10-year lease agreement on June 1, 2006, for office and laboratory space in Cranbury, New Jersey (“Cranbury”).

The future annual aggregate minimum lease payments under noncancelable operating leases in excess of one year consists of only the Cranbury Lease (see Notes 11 and 12), which provides for payments as follows:

Fiscal years ending
December 31,

2006 (remainder of 2006)	$41,132
2007	164,528
2008	164,528
2009	164,528
2010	164,528
2011	178,098
Thereafter	867,200

$1,744,542

Rent expense amounted to $59,166, and $59,750 for the years ended December 31, 2004 and 2005, respectively, and $44,166 (unaudited) and $84,722 for the nine months ended September 30, 2005 and 2006, respectively.

11.	RELATED PARTY TRANSACTIONS

Altira (see Note 10), a significant investor, is owned by the CEO and COO, and two other significant investors (herein the “Two Investors”) who became partners in Altira in 2004. In June 2006, a company controlled by the Two Investors, Cedar Brook East Corporate Center, L.P. (“Landlord”), leased a 10,283 square foot facility to the Company under a 10 year non-cancelable lease (see Notes 6, 10 and 12).

Altira is entitled to receive royalties on net sales as described in Note 10.

In September of 2006, the Two Investors commenced providing advances through one of their jointly-owned operating companies while the parties finalized the terms of a subscription agreement. As of September 30, 2006, the amount provided to the Company was $550,000. On January 22, 2007 (see Note 13), the Company finalized the subscription agreement with the Two Investors under which they agreed to purchase up to 1,250,000 units of the Company in exchange for $5.0 million, each unit consisting of four (4) shares of common stock (which will be issued at $1.00 per share) and three (3) warrants to purchase common stock at $1.10 per share. The warrants terminate in September 2009 and are callable by the Company (see Note 13).

The Company issued 37,500 and 43,197 warrants to purchase shares of common stock to two members of the Company’s Board of Directors (the “Board”) during the years ended December 31, 2005 and the nine months ended September 30, 2006, respectively. The warrants were issued as finders fees in connection with capital raises (see Note 7). In addition, the Company paid $33,500, $40,750, and $68,000 to members of the Board for other services provided, which primarily include consulting services, during the years ended December 31, 2004, 2005, and the nine months ended September 30, 2006, respectively.

12.	LEASE IN CRANBURY, NEW JERSEY

In June 2006, the Company signed a 10 year lease agreement for office and laboratory space in Cranbury, New Jersey (the “Lease”). As part of the Lease, the Landlord, which is a company controlled by the Two Investors, initially funded and completed the construction costs related to the leasehold improvements, the fair value of which was determined by management to be $2,056,600. The Lease also provided for an up-front landlord allowance totaling $164,528 which was recorded as deferred rent in the accompanying balance sheet, and will be recognized as a reduction to the rent expense over the 10 year lease agreement. The lease also includes base rent escalations for which the Company is recording rent expense on a straight-line basis over the 10 year lease agreement. The Company repaid the net amount due to the Landlord of $1,892,072 through the issuance of 1,513,658 shares of common stock at $1.25 per share (see Note 6) and 378,414 warrants at $1.38 per share (see Note 7).

13.	SUBSEQUENT EVENTS

On October 1, 2006, the Company entered into an Investment Agreement with a supplier (the “Supplier”) of contract manufacturing services to the Company. In exchange for $250,000, the Company granted a warrant for 475,000 shares of common stock. The warrant provides for the option to purchase common stock at $3.50 per share and terminates on September 30, 2010. In December 2006, the Supplier exercised an option for 1,000 shares.

On January 22, 2007, the Company entered into a subscription agreement (the “Agreement”), under which the Two Investors (see Note 12) have subscribed to purchase up to 1,250,000 units in exchange for $5.0 million, each unit consisting of four shares of common stock and three warrants exercisable at $1.10 per share. The warrants have a term of three years and expire in September 30, 2009. In the event that the Company’s common stock is traded on the OTC Bulletin Board (or any other exchange or stock market) and the closing bid price of a share of common stock as traded on the OTC Bulletin Board (or such other exchange or stock market on which the common stock may then be listed or quoted) equals or exceeds two times the warrant price (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the common stock occurring after the date hereof) for at least ten consecutive trading days, the Company, upon thirty days prior written notice (the “Notice Period”) given to the warrant holders, may call these warrants at a redemption price equal to $0.01 per share of common stock then purchasable, provided that the Company simultaneously calls all warrants (as defined in the Agreement) on the same terms. Notwithstanding any such notice by the Company, the warrant holders shall have the right to exercise these warrant prior to the end of the Notice Period. At September 30, 2006, the Company had received advances aggregating $550,000 (see Note 6) which increased to $1,745,000 as of February 12, 2007. For purposes of determining its net-loss-per-share calculations (see Note 2) for the period ended September 30, 2006, the Company has not included any potential shares to be issued in connection with the Agreement as they were determined to be contingent upon the execution of the Agreement, which occurred subsequent to the balance sheet date. Had the shares of common stock been considered issued at the date the advances were received, the Company has determined that there would be no impact on the as-reported net-loss per-share of $.20.

On January 22, 2007, the Company entered into employment agreements with three officers. See Note 10.

On January 31, 2007, the Company entered into a royalty agreement with Altira, and the CEO and COO, as inventors (the “Original Inventors”). The Company agreed to pay Altira and certain other inventors, as defined in the agreement, 3% of net revenues, as defined, for the products and services developed in part by Altira’s principals and certain other inventors. Pursuant to the agreement, the Original Inventors assigned intellectual property owned by them or Altira to the Company. Additionally, intellectual property developed by the Original Investors during their employment with the Company shall become the Company’s property. See Note 10.

******

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that we shall to the fullest extent permitted by Article 7 of the New York Business Corporation Law, indemnify any and all persons whom we shall have the power to indemnify under the Article from and against all of the expenses, liabilities and other matters referred to in or covered by the Article. Our Certificate of Incorporation also provides that to the fullest extent permitted by Section 402, that our directors shall not be personally liable to us or our stock holders for damages for breach of such director’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our stock holders' rights (through stock holders' derivative suits on behalf of our company) to recover damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors.

Our by-laws provides that to the extent legally permissible, we shall indemnify our directors and officers who are a party or threatened to be made a party to any action or proceeding (other than one by or in our right to procure a judgment in our favor) whether civil or criminal against judgments, fines, amounts paid in settlements and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or other proceeding if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best in our best interest, and in criminal actions or proceedings, in addition had no reason to believe that his conduct was unlawful.

We shall to the extent legally permissible indemnify officers and directors who are threatened to be a party to an action or proceeding by or in the our right to procure a judgment in our favor by reason of the fact that he was an officer or director of ours or at our request was serving as an officer or director of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlements and reasonable expenses, including attorneys’ fees if such director or officer acted in good faith for a purpose which he reasonably believed to be in our best interest, except that no indemnification shall be made in respect of (1) a threatened action or pending action which is settled or otherwise disposed of (2) any claim, issue or matter to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which the action was brought or if no action was brought any court of competent jurisdiction, determines upon application that in view of all of the circumstances of the case the person is entitled to indemnify for such portion of the settlement amount and expenses as the court deems proper.

Expenses incurred in defending a civil or criminal action or proceeding may be paid by us in advance of the final disposition of such action or proceeding upon receipt of an undertaking of such officer or director to repay such amount, as and to the extent, required by Section 725 of the New York Business Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$2,105
Accounting fees and expenses*	290,000
Legal fees and expenses*	120,000
Printing and filing*	12,000
Miscellaneous*	10,000
TOTAL	$434,105

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Following is a summary of unregistered securities issued during the period January 2004 through January 2007.

2004 Private Placement

During 2004 we commenced a private placement that was completed in February 2005. We sold 930,000 units at $4.00 per unit aggregating $3,720,000, each unit consisting of four shares of common stock and three warrants to purchase shares of common stock. Each Unit contains one series A warrant (“Series A Warrant”), one series B warrant (“Series B Warrant”) and one series C warrant (“Series C Warrant”). Each Series A Warrant entitles the holder to purchase one share of common stock at $1.10 per share, exercisable for a period of three years. The Series A Warrants are callable by us in the event the common stock trades above or at $2.20 per share for ten consecutive trading days. Each Series B Warrant entitles the holder to purchase one share of common stock at $1.25 per share, exercisable for a period of three years. The Series B Warrants are callable by us in the event the common stock trades at, or above, $2.50 for ten consecutive trading days. Each Series C Warrant entitles the holder to purchase one share of common stock at $2.00 per share, exercisable for a period of three years. The Series C Warrants are callable by us in the event the common stock trades at, or above, $4.00 for ten consecutive trading days. In connection with the financing, we also issued a total of 104,950 warrants at a strike price set at $1.10 per share, for finder’s fees.

The units were sold to 19 investors each of which we reasonably believe is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

2005 Private Placement - 2005 Bridge Raise

In December 2005, we received $1,790,000 for subscriptions of Units, consisting of common stock and warrants. The number, structure, class and form of the Units was to be the same as securities sold in the first offering of at least $3,000,000 of securities sold by us (a “Qualified Offering”) prior to September 1, 2006. If a Qualified Offering was not completed prior to September 1, 2006, then common stock and warrants would be issued at a price to be determined as described in the next paragraph. In February 2006, the subscribers and we agreed to revise the Qualified Offering amount to be $7,000,000 raised by a qualified investment bank. During the nine month period ended September 30, 2006, additional proceeds of $1,000,000 were received for subscription of Units under the 2005 Bridge Raise.

Originally, in the event there was no Qualified Offering prior to September 1, 2006, equity securities and the warrants to be issued under the 2005 Bridge Raise would be calculated based on the fair market value as of September 1, 2006, as determined by an investment banking firm, provided however, that for purposes of calculating the number of units purchased in no event would the unit valuation be less than $1.25 per share. This provision was later amended in February 2006 to include that equity securities be calculated on an issued and outstanding pre-money valuation (including Series A Convertible Preferred Stock) not to exceed $30,000,000. At September 1, 2006, a Qualified Offering had not been completed, and the common shares which were to be issued under the 2005 Bridge Raise were converted based upon the outstanding pre-money valuation of $30,000,000. The equivalent price of common stock per share based on the $30,000,000 pre-money valuation at the time of conversion was $1.62 per share, which resulted in the issuance of a total of 1,721,724 shares of common stock. In addition, in connection with the 2005 Bridge Raise, we incurred total expenses of $93,148 and issued warrants for 67,604 shares at $1.78. In February 2006, we received $1,000,000 in additional subscriptions.

The units were sold to 21 investors each of which the we reasonably believe is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

2006 Private Placement - Lease Transaction

In June 2006, we signed a 10 year lease agreement for office and laboratory space in Cranbury, New Jersey (the “Lease”). As part of the Lease, two investors, affiliated with us and our landlords initially funded and completed the construction costs related to the leasehold improvements, the fair value of which was determined by management to be $2,056,600. The Lease also provided for an up-front landlord allowance totaling $164,528. On the same date we entered into a subscription agreement with the two investors to repay the net amount due of $1,892,072 for the leasehold improvements through the issuance of 1,513,658 shares of common stock at $1.25 per share and 378,414 warrants at $1.38 per share expiring on September 1, 2009 and are callable by us at $2.56 per share. The units were sold to two investors each of which we reasonably believe is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

2006 Sale of Warrant

On October 1, 2006, we entered into an Investment Agreement with a supplier (the “Supplier”) of contract manufacturing services to us. In exchange for $250,000, we granted a warrant for 475,000 shares of common stock. The warrant provides for the option to purchase common stock at $3.50 per share and terminates on September 30, 2010. The warrant was sold to one investor of which we reasonably believe is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

2007 Private Placement

On January 22, 2007, we completed the private placement and executed a subscription agreement with two investors. Pursuant to the subscription agreement, the subscribers have agreed to purchase upon our request up to 1,250,000 units at a purchase price of $4.00 per unit, each unit consisting of four shares of common stock and three warrants to purchase shares of common stock for $1.10. The warrants expire three years from date of issuance and are callable by as at $2.20 per share. As of January 31, 2007, we were advanced $1,745,000 in connection with this subscription agreement. We reasonably believe each of these subscribers is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

ITEM 27 EXHIBITS

The following exhibits are included as part of this Form SB-2.

EXHIBIT	DESCRIPTION

3.	ARTICLES OF INCORPORATION AND BY-LAWS:

3.1	Certificate of Incorporation

3.2	Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of Sate on January 24, 2002

3.3	Certificate of Amendment to the Certificate of Incorporation filed filed with the Secretary of State on March 2, 2005

3.4	Certificate of Merger of Cornerstone Ventures LLC into Cornerstone Pharmaceuticals, Inc.

3.5	Bylaws

3.6	Certificate of Amendment of Cornerstone Pharmaceuticals, Inc. filed with the Secretary of State on February 7, 2007

4.	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS

4.1	2005 Incentive Stock Plan

4.2	Form of Warrant for Preferred Stock issued to brokers in connection with the 2002 private placement dated May 21, 2002

4.3	Form of Amendment to Form of Warrant for Preferred Stock issued to brokers in connection with the 2002 private placement dated November 16th 2004.

4.4	Option to purchase common stock, issued to Sam Weisberger in October of 2003

4.5	Amendment to the option to purchase stock, issued to Sam Weisberger dated October 29, 2004

4.6	Terms of options granted to Concordia Partners LP

4.7	Form of finder warrant issued in connection with the 2003 private placement

4.8	Form of common stock investor warrants issued in connection to the 2004 private placement dated May 31, 2005

4.9	Form of common stock warrant issued to brokers issued in connection with the 2004 private placement dated May 31, 2005

4.10	Form of common stock investor warrant issued in connection with the 2005 bridge raise investment dated September 1, 2006

4.11	Form of common stock warrant issued to brokers in connection with the 2005 bridge raise investment dated September 1, 2006

4.12	Form of common stock investor warrant in connection to the 2007 private placement

EXHIBIT	DESCRIPTION

4.13	Form of subscription agreement entered into in connection to the 2007 private placement

4.14	Form of Common stock warrant issued in connection with the 2006 private placement/lease transaction dated June 1, 2006 (see 10.l)

4.15	Common stock warrant issued in connection with the 2006 sale of warrants to INB Hauser Pharmaceutical Services dated October 1, 2006

5	OPINION ON LEGALITY

5.1	Opinion of Sichenzia Ross Friedman Ference LLP (filed herewith)

10.	MATERIAL CONTRACTS

10.1	Agreement relating to the leasing of the premises located at 1 Duncan Drive Cranbury, New Jersey 08152 between the Company and Cedar Brook East Corporate Center, L.P dated June 1, 2006

10.2*	License Agreement between the Company and the Research Foundation of the State University of New York at Stony Brook dated June 21, 2001

10.3*	Amendment to the License Agreement between the Company and the Research Foundation of the State University of New York at Stony Brook dated May 14, 2004

10.4*	License Agreement between Cavitation Control Technology Inc. and the Company dated May 12, 2000

10.5	The Board of Directors agreement entered into between Jonathan Blum and the Company dated October 1, 2005

10.6	The Board of Directors agreement entered into between Bernard Gross and the Company dated November 1, 2006

10.7	The Board of Directors agreement entered into between Stuart Polinsky and the Company dated November 1, 2006

10.8	The Board of Directors agreement entered into between H. Gilbert Polinsky and the Company dated November 1, 2006

10.9
Agreement of lease relating to the leasing of premises located at the Long Island High Tech Incubator at Stony Brook entered into between the Company and the Long Island High Technology Incubator, Inc. dated February 28, 2001

10.10	Employment Agreement between the Company and Clifford Straub dated April 1, 2005

10.11	Employment Agreement between the Company and Robert Shorr dated January 22, 2007

10.12	Employment Agreement between the Company and Robert Rodriguez dated January 22, 2007

10.13	Employment Agreement between the Company and David Polinsky dated January 22, 2007

10.14	Consulting Agreement entered into between the Company and R. Lutes, M.D. Consulting, LLC dated May 9, 2005.

EXHIBIT	DESCRIPTION

10.15	Form of consulting agreements entered into between the Company and Drs. Binghan and Zachar dated June 21, 2001

10.16	Royalty Agreement by and among Cornerstone Pharmaceuticals, Inc. and Altira Capital and Consulting LLC, Robert Shorr and Robert Rodriguez dated January 31, 2007

14.	CODE OF ETHICS

14.1	Code of Ethics

23.	CONSENTS

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

23.2	Consent of Sichenzia Ross Friedman Ference LLP (See exhibit 5.1)

* THROUGHOUT THESE AGREEMENTS, WHERE INFORMATION HAS BEEN REDACTED, THAT INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY , USA, on February 12, 2007.

CORNERSTONE PHARMACEUTICALS INC.

By:	/s/ Robert Shorr
Robert Shorr Chief Executive Officer

By:	/s/ Clifford H. Straub, Jr.
Clifford H. Straub, Jr. Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Shorr and Clifford Straub his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert Shorr	Chief Executive Officer	February 12, 2007
Robert Shorr	and Director

/s/ Robert Rodriguez	President, COO Treasurer and Director	February 12, 2007
Robert Rodriguez

/s/ H. Gilbert Polinsky	Chairman of the Board	February 12, 2007
H. Gilbert Polinsky

/s/ David Polinsky	General Counsel, VP, Investor Relations	February 12, 2007
David Polinsky	Secretary and Director

/s/ Stuart Polinsky	Director	February 12, 2007
Stuart Polinsky

/s/ Bernard Gross	Director	February 12, 2007
Bernard Gross

/s/ Jonathan Blum	Director	February 12, 2007
Jonathan Blum